Exhibit 10.28

113 HARTWELL AVENUE

LEXINGTON, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	July 24, 2013

Tenant:	uniQure, Inc., a Delaware corporation

Landlord:	King 113 Hartwell LLC, a Massachusetts limited liability company

Building:

The one story building known and numbered as 113 Hartwell Avenue, Lexington, Massachusetts. The Building consists of approximately 103,800 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:

Approximately 53,343 rentable square feet of space in the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1A and made a part hereof (the “Lease Plan”). Landlord and Tenant acknowledge and agree that the Premises contains two of the Building’s five loading bays, which two loading bays are dedicated to Tenant’s exclusive use, but such loading bays are not separately demised.

Term Commencement Date:

The date on which Landlord delivers the Premises to Tenant with Phase I of Landlord’s Work substantially complete, as defined in Section 3.2(c). Targeted for the date which is seventy-five (75) business days after the Execution Date (such 75th business day, the “Target Date”).

Rent Commencement Date:	Seven (7) months after the Term Commencement Date.

Expiration Date:	The last day of the tenth (10th) Rent Year.

Extension Terms:	Subject to Section 1.2 below, two (2) extension terms of five (5) years each

Landlord’s Contribution:	Subject to Section 3.4 below, Seven Million Two Hundred Six Thousand Six Hundred Thirty-Nine and 30/100 Dollars ($7,206,639.30)

Permitted Uses:	Subject to Section 3.3(f) below, general office, research, development, light manufacturing and laboratory use, and, subject to Legal Requirements, such other ancillary uses related to the foregoing.

Base Rent:	RENT YEAR(1)	ANNUAL BASE RENT	MONTHLY PAYMENT
	1	$1,653,633.00	$137,802.75
	2	$1,706,976.00	$142,248.00
	3	$1,760,319.00	$146,693.25
	4	$1,813,662.00	$151,138.50
	5	$1,867,005.00	$155,583.75
	6	$1,920,348.00	$160,029.00
	7	$1,973,691.00	$164,474.25
	8	$2,027,034.00	$168,919.50
	9	$2,080,377.00	$173,364.75
	10	$2,133,720.00	$177,810.00

(1) For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Rent Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs; provided, however, that if the Rent Commencement Date occurs on the first day of a calendar month, then the first Rent Year shall expire on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date.  Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building.  As of the Execution Date, Tenant’s Share is 51.39%, which shall only be subject to increase pursuant to Section 15 or an expansion of the Premises.

Security Deposit/ Letter of Credit:	$1,240,224.75

Guarantor:	uniQure BV

EXHIBIT 1A	LEASE PLAN

EXHIBIT 1B	PLAN OF TENANT’S EXCLUSIVE PARKING SPACES AND COMMON PARKING AREA

EXHIBIT 1C	PLAN OF LOCATION OF TENANT’S EMERGENCY BACK-UP EQUIPMENT

EXHIBIT 1D	PLAN OF ROOFTOP PREMISES

EXHIBIT 1E	PLAN OF OUTDOOR PATIO LOCATION

EXHIBIT 1F	PLAN OF ROSO SPACE

EXHIBIT 1G	PLAN OF UNLEASED SPACE

EXHIBIT 2	LEGAL DESCRIPTION

EXHIBIT 3A	MATRIX

EXHIBIT 3B	LANDLORD WORK PLANS

EXHIBIT 3C	TENANT’S PROGRAM

EXHIBIT 3D	TENANT’S ARCHITECT, HVAC AND MEP ENGINEERS AND GENERAL CONTRACTOR

EXHIBIT 3E	LANDLORD’S WORK CONSTRUCTION SCHEDULE

EXHIBIT 4	FORM OF GUARANTY

EXHIBIT 5	FORM OF LETTER OF CREDIT

EXHIBIT 6	LANDLORD’S SERVICES

EXHIBIT 7	TENANT’S HAZARDOUS MATERIALS

EXHIBIT 8	RULES AND REGULATIONS

EXHIBIT 9	FORM OF NOTICE OF LEASE

EXHIBIT 10	PTDM

EXHIBIT 11	SIGNAGE GUIDELINES

EXHIBIT 12	MATTERS OF RECORD

EXHIBIT 13	FORM OF SNDA

ii

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.                                      LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1                               Lease Grant.       Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).  Landlord represents and warrants that, except as listed on Exhibit 12 attached, there are no liens, encumbrances or other documents of record affecting the Property as of the Execution Date.  Landlord represents and warrants that, as of the Execution Date, general office, laboratory, research and development and light manufacturing are permitted uses at the Property under all applicable zoning and land use laws, codes and ordinances (without regard to any Alterations, including without limitation Tenant’s Work).

1.2                               Extension Terms.

(a)                                 Provided (i) that subleases for more than fifty percent (50%) of the Premises are not then in effect (excluding any Permitted Transfers) (the “Occupancy Condition”); (ii) Tenant has not been in default of its obligations for an aggregate of thirty (30) days or more prior to the date of the Extension Notice, and (iii) no Event of Default is then continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for two (2) additional terms of five (5) years each (each, an “Extension Term”), commencing as of the expiration of the Initial Term, or the prior Extension Term, as the case may be.  Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date (the “Extension Deadline”) that is twelve (12) months prior to the expiration of the then-current term of this Lease, time being of the essence.  Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during each Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises pursuant to Section 3, and Tenant shall have one (1) fewer option to extend the Term.  If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)                                 The Base Rent during each Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the Town of Lexington, Massachusetts, of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account, provided, however, any improvements paid for by Tenant shall not be taken into account.  Within thirty (30) days after receipt of the Extension Notice or in any event within 30 days following any request from Tenant, Landlord shall deliver to Tenant written notice of its reasonable, good faith determination of the Extension Term Base Rent for the applicable Extension

Term (“Landlord’s Rent Estimate”).  Tenant shall, within thirty (30) days after receipt of such notice (or, if received prior the Extension Deadline, no later than the timely giving of its Extension Notice), notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice and has timely given its Extension Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)                                  If and only if Tenant’s Response Notice and Extension Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of a commercial real estate broker or appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment.  All of the brokers/appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial experience in the area in which the Premises are located, and in the case of appraisers, shall be members of the Appraisal Institute (M.A.I.).  The Third Appraiser shall not have acted in any capacity for either Landlord or Tenant within ten (10) years of his or her selection.  The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3                               Appurtenant Rights.

(a)                                 Common Areas.  Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common hallway of the Building serving the Premises (the “Common Hallway”), (ii) common walkways and driveways necessary for access to the Building, (iii) risers, shafts, chases, and conduits designated by Landlord for use by tenants and/or other occupants, (iv) parking areas as further described in the immediately following paragraph, (v) areas of the Building and on the rooftop of the Building necessary for access to the Rooftop Premises and/or the Common Hallway, and (vi) other areas and facilities designated by Landlord from time to time for the common use of tenants of the Building, if any; and except as provided under common law or as expressly set forth in this Lease, no other appurtenant rights or easements.

(b)                                 Parking.  During the Term, Landlord shall, subject to the terms hereof, make available up to one hundred sixty-five (165) parking spaces for Tenant’s use in the parking areas serving the Building at no charge; provided that the foregoing shall not be deemed to exclude costs associated with the parking areas from Operating Costs or Taxes to the extent not otherwise excluded under Section 5.2(b). The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.”  Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or a transferee pursuant to an approved Transfer (or Transfer not requiring approval) under Section 13 of this Lease.  Approximately twenty-nine (29) of the Parking Spaces shall be reserved near the main entrance to the Premises as shown on Exhibit 1B for Tenant’s exclusive use, Tenant hereby acknowledging that some of such 29-spaces are designated as handicapped parking and/or carpool parking as shown on Exhibit 1B.  Tenant may, subject to Landlord’s reasonable approval, clearly label such 29 spaces as reserved for Tenant by Landlord The remainder of the Parking Spaces shall be located in the area designated as “Common Parking” on Exhibit 1B, subject to the provisions of this Section 1.3(b).  Subject to the foregoing, and subject to Landlord’s right to reserve parking for other tenants of the Building in the areas shown on Exhibit 1B as “Reserved Available Parking” and “Quanterix Parking,” (as such reserved parking for other tenants of the Building may be relocated to the Common Parking area (or elsewhere) by Landlord in connection with any Future Development), said Parking Spaces will be on an unassigned, non-reserved basis.  All of the Parking Spaces shall be subject to such reasonable Rules and Regulations as may be in effect for the use of the parking areas from time to time.  Notwithstanding anything to the contrary contained herein, (i) Landlord shall have the right, during the performance of Landlord’s restoration obligations set forth in Section 15 below, to temporarily relocate all or any portion of the Parking Spaces to the parking areas located at 101 Hartwell Avenue, 4 Hartwell Place and/or 91 Hartwell Avenue, and (ii) Landlord shall have the one-time right, upon at least six (6) months’ written notice to Tenant, in connection with Future Development (as defined in Section 2.2), to temporarily relocate all or any portion of the Parking Spaces located in the Common Parking area to the parking areas located at 101 Hartwell Avenue, 4 Hartwell Place and/or 91 Hartwell Avenue for a period of no more than two (2) years.  Landlord shall use reasonable efforts to stage any Future Development in a manner that minimizes the duration of such temporary relocation.

(c)                                  Rooftop Premises.  During the Term, Tenant shall have the right to use the portion of the rooftop of the Building shown on the plan attached hereto as Exhibit 1D (the “Rooftop Premises”) for the installation and operation of mechanical and communications equipment (A) serving only the Premises, (B) approved by Landlord and (C) purchased and installed by Tenant in accordance with the terms of this Lease (any equipment installed within the Rooftop Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”). Landlord’s approval of such equipment shall not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that the equipment shown on Exhibit 1D attached hereto has been approved by Landlord (subject to the provisions of Sections 3 (if applicable) and 11 governing the installation thereof.  Tenant shall operate Tenant’s Rooftop Equipment in a manner that does not interfere with (x) any make-up air installations to the extent installed prior to the date of installation of Tenant’s Rooftop Equipment, (y) any other tenant’s rooftop equipment to the extent installed prior to the date of installation of Tenant’s Rooftop Equipment or (z) base building equipment operated by Landlord to the extent installed prior to the date of installation of Tenant’s Rooftop Equipment.  Any installation of Tenant’s Rooftop Equipment (i) will not affect the structural integrity of the Building or impact the roof or the roof membrane in any manner; (ii) shall be adequately screened so as to minimize the visibility of such equipment; and (iii) shall be adequately sound-proofed to meet all requirements of Legal Requirements . Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof.  In addition, Tenant shall comply with all reasonable construction Rules and Regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Equipment.  Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Premises or to Tenant’s Rooftop Equipment, it being understood and agreed that Tenant shall be responsible for constructing any risers, shafts, chases, or conduits necessary to connect the necessary services from the Premises to Tenant’s Rooftop Equipment.  Tenant shall be responsible for repairing and maintaining Tenant’s Rooftop Equipment at Tenant’ sole cost and, subject to the provisions of Section 14.5, the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment.

Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Tenant’s Rooftop Equipment.  In the event that at any time during the Term, the operation and/or periodic testing of any other rooftop equipment installed after Tenant’s Rooftop Equipment interferes with Tenant’s make-up air installations or the operation of the Tenant’s Rooftop Equipment or the business operations of Tenant, then Landlord shall, upon notice from Tenant, cause (if Building rooftop equipment) or use commercially reasonable efforts to cause the operator of the interfering equipment (if other tenant’s rooftop equipment) to cease such testing or interference, as applicable.  In the event that at any time during the Term, Landlord determines, in its bona fide and good faith business judgment, that the operation and/or periodic testing of Tenant’s Rooftop Equipment unreasonably interferes with the operation of the Building or the business operations of any of the occupants of the Building (other than interference with rooftop equipment installed after the installation of Tenant’s Rooftop Equipment), recognizing the use of the Building for the Permitted Uses, then Tenant shall, upon notice from Landlord, cease using such interfering equipment and cause all further testing of Tenant’s Rooftop Equipment to occur after normal business hours (hereinafter defined).  From and after the Execution Date, Landlord shall include substantially similar provisions governing rooftop equipment in any other leases at the Building (giving priority to previously installed rooftop equipment vis-à-vis subsequently installed rooftop equipment) and shall not enforce such provisions in a discriminatory manner.

(d)                                 On-Site Generator.  Subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor, Tenant may install, operate and maintain, in the location shown on the plan attached hereto as Exhibit 1C or another location reasonably approved by Landlord (the “Generator Location”), two 150KW emergency generators or, at Tenant’s election, one 350 KW generator (the “Emergency Back-up Equipment”) at Tenant’s sole cost and expense; provided, however, that if any Emergency Back-up Equipment is located in the parking areas, any parking spaces used /lost as a result thereof shall be included in Tenant’s parking allotment as described in Section 1.3(b) above.  Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Emergency Back-up Equipment, provided, however, subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor, Tenant may also install, maintain and operate necessary utility connections between the Emergency Back-up Equipment and the Premises (which utility connections shall be deemed part of the Emergency Back-up Equipment).  Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s cost, to relocate any or all of the Emergency Back-up Equipment to a location with comparable functionality, which relocation shall be performed by Tenant within a reasonable period following such request (taking into account any reasonable time necessary to obtain permits and approvals for such work, Tenant hereby agreeing to use diligent good faith efforts to obtain the same and to promptly commence and prosecute to completion such relocation thereafter.  Landlord agrees to require such relocation no more than once during the Term (provided that such limitation shall not apply to temporary relocations required in connection with any required maintenance, repair or replacement by Landlord.) Landlord’s approval of the Emergency Back-up Equipment shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for the cost of repairing and maintaining the Emergency Back-up Equipment in good order, condition and repair and in compliance with Legal Requirements and, subject to the provisions of Section 14.5, for the cost of repairing any damage to the Property, or the cost of any necessary improvements to the Property, caused by or as a result of the installation, replacement and/or removal of the Emergency Back-up Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Location for the installation and operation of the Emergency Back-up Equipment. Tenant shall not install or operate the Emergency Back-up Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof.  In addition, Tenant shall comply with all reasonable Rules and Regulations in connection with the installation, maintenance and operation of the Emergency Back-up Equipment.

(e)                                  Outdoor Patio.  Subject to the Rules and Regulations and the provisions of this

Lease, Landlord agrees that Tenant shall have, as appurtenant to the Premises, the exclusive right to use the area adjacent to the Premises designated by Landlord, as more particularly shown on the plan attached hereto as “Outdoor Patio Location” on Exhibit 1E attached hereto (the “Outside Seating Area”) throughout the Term hereof.  Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon as much notice as is practicable under the circumstances and in any event no less than forty-eight (48) hours (except that no notice shall be required in the event of an emergency) to close all or any portion of the Patio Area in connection with the performance of repairs, maintenance, and/or construction (if such closure cannot be reasonably avoided in connection with such repairs, maintenance and/or construction).  Tenant shall install, at its sole cost and expense, all desired furniture, equipment and lighting (collectively, “Furniture”) in the Outside Seating Area.  Tenant acknowledges and agrees that (A) the Furniture shall meet the standards of quality and appearance consistent with the first-class nature of the Building; and (B) Tenant shall be solely responsible for any destruction, damage, theft or vandalism of, or to, the Furniture.  Tenant hereby covenants and agrees that it shall not:  (A) restrict access to the Building or pedestrian flow through the Common Areas outside the Outside Seating Area; (B) erect or place any canopy or other enclosure or covering on the Outside Seating Area; (C) permit any music or other similar sounds to be heard in the Outside Seating Area without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; or (D) permit loitering in the Outside Seating Area by persons who are not invitees of Tenant.  Tenant shall clean and maintain in good order, condition and repair the Outside Seating Area and Furniture and shall remove all Trash (hereinafter defined) generated from the Outside Seating Area on a daily basis or more frequently as needed.  Immediately upon Landlord’s demand therefor, Tenant shall reimburse Landlord for the cost of repairs or restoration of the Common Areas arising out of Tenant’s use of the Outside Seating Area.  To the extent applicable, all provisions of this Lease shall apply to Tenant’s use and occupancy of the Outside Seating Area.

1.4                               Tenant’s Access.

(a)                                 From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease and matters of record as of the Execution Date.

(b)                                 Upon at least two (2) business days’ notice, Tenant shall have the right to access the Premises with a Landlord representative present, at Tenant’s sole risk, after the Execution Date but prior to the Term Commencement Date for taking measurements and other non-construction activities to facilitate space planning, provided such access does not materially interfere with the preparation for or performance of Landlord’s Work (hereinafter defined).  Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building.  Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property to the extent resulting from or relating to Tenant’s access to the Premises prior to the Term Commencement Date as provided under this Section 1.4(b).  Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.5                               Notice of Lease.       Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease in substantially the form attached hereto as Exhibit 9, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense (provided, however, that Landlord shall provide such evidence of authority as is reasonably required for the filing of the notice of lease at Landlord’s sole cost and expense).  If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6                               Exclusions. The following are expressly excluded from the Premises and reserved to Landlord:  all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks and other facilities serving portions of the Building other than the Premises, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

2.                                      RIGHTS RESERVED TO LANDLORD

2.1                               Additions and Alterations.       Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord hereunder) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or interference (other than de minimis interference consistent with the undertaking of ordinary alterations, repairs and maintenance in a first class office and laboratory buildings) with the use and enjoyment of, the Premises and Tenant’s express appurtenant rights in the Property described herein (subject to the provisions of Section 1.3, above) and such changes are consistent with an occupied first-class office and laboratory building in the area. Subject to the foregoing, and subject to Section 1.3(b) above, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto, provided that the duration of such closure will be limited to a reasonable period of time in light of the nature of the repairs or changes being made thereto, consistent with an occupied first-class office and laboratory building. In no event shall Landlord exercise any of its rights under this Section 2.1 without giving Tenant reasonable prior notice of the same. In no event shall Landlord be permitted pursuant to this Section 2.1 or otherwise to construct additional leasable areas above the Premises.

2.2                               Additions to the Property.  Landlord may at any time or from time to time construct additional buildings and related site improvements (collectively, the “Future Development”) in the portion of the Property comprised of the Common Parking areas shown on Exhibit 1B and the undeveloped land to the west-north-west of the Building, provided that Future Development shall not require use of the Premises or any portion of the Building connected to or serving the Premises.  In addition, but subject to Section 1.3 above, Landlord may change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property.  There shall be no increase in Tenant’s obligations or interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights (other than de minimis impacts not inconsistent with occupied first class office and laboratory buildings).

In connection with any Future Development, in no event shall Tenant be denied reasonable access to the parking required under Section 1.3(b), as such parking may be relocated pursuant thereto.  Landlord agrees, in connection with any such development or redevelopment, to utilize all commercially reasonable efforts to mitigate the impacts of earthwork and other construction activities on Tenant’s business operations consistent with standards for occupied first-class suburban office, laboratory and research and development projects.  Landlord shall prepare and deliver a reasonable construction mitigation plan after consulting with Tenant, which plan shall incorporate such measures as are reasonably required to maintain and operate Tenant’s business in the Premises in a manner consistent with first class office and laboratory use.  Tenant shall have the right to approve such mitigation plan, such approval not to be unreasonably withheld, conditioned or delayed (and any objections to such plan must be specifically described in writing so that Landlord may respond to them).  Landlord will cause all blasting, pile driving or other work resulting in vibrations within the Premises in excess of customary levels of activity in an occupied first class office and laboratory building to take place during normal business hours unless required by Legal Requirements (including without limitation the Town of Lexington), Landlord hereby agreeing not to request that the Town or any other governmental authority require that such blasting occur at any particular time) and such work must be scheduled with at least 30 days’ prior written notice to Tenant.

Landlord and Tenant each hereby acknowledges and agrees that, in connection with Future Development, (a) Landlord shall have the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first class office and laboratory parks in the Route 128 area, in which the Building shall be a single unit; (b) upon Landlord’s request in connection with the recording of the Master Deed for the Condominium and the Unit Deed for the Building, Tenant shall execute a reasonable instrument in recordable form making this Lease subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that such Condo Documents continue to provide Tenant with all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) and the Condo Documents comply with the provisions of this Section 2.2; (c) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”) provided that such REA continues to provide Tenant with all of the rights and obligations contained in this Lease as of the Execution Date (e.g. the appurtenant right to use all Common Areas) and the REA complies with the provisions of this Section 2.2; (d) Landlord shall submit to Tenant for Tenant’s approval drafts of the Condo Documents and the REA (and any amendments thereto) prior to their execution; (e) Tenant shall have the right to notify Landlord within twenty (20) days after receipt of the draft Condo Documents and/or REA (or any amendments thereto) of Tenant’s disapproval thereof, but only to the extent such draft(s) (i) adversely affect Tenant’s use of, or access to, the Premises, the Building systems or the Rooftop Premises in more than a de minimis manner, (ii) adversely affect in more than a de minimis manner the operation of Tenant’s business from the Premises in accordance with the terms of this Lease, or Tenant’s rights under and pursuant to the terms of this Lease, including without limitation Tenant’s rights with respect to the Common Areas, and/or (iii) result in any increase in Tenant’s payment or other obligations under this Lease in more than a de minimis manner; (f) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA; (g) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas); and (h) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request.  Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant, if any, to review and comment on any documents or instruments presented to Tenant pursuant to this paragraph.

2.3                               Name and Address of Building.       Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.  Notwithstanding the foregoing to the contrary, so long as Tenant’s Share is at least 50%, Landlord shall not voluntarily change the address of the Building without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Within thirty (30) days after receipt of a reasonably detailed invoice, Landlord shall reimburse Tenant for up to $2,500 of the reasonable out-of-pocket costs incurred by Tenant in connection with any such change.  Landlord shall not name the Building after any tenant or occupant and any such name shall be consistent with first class office and laboratory buildings in the area.

2.4                               Landlord’s Access.

(a)                                 Subject to the terms hereof, Tenant shall (i) upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, representatives, employees and contractors, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease requiring such entry (but expressly excluding the right to store within the Premises any materials, tools and equipment); (ii) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday — Friday 8 A.M. - 6 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, prospective tenants; (iii) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments, Landlord hereby agreeing to provide Tenant with a copy of the resulting Site Assessment reports when issued in its final form, and (iv) to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord.

(b)                                 Except in emergency situations, anyone who has access to any portion of the Premises pursuant to this Section 2.4 after Tenant has first commenced to use the Premises for the Permitted Uses may, at Tenant’s election, be subject to Tenant’s reasonable security measures and protocols, which may include requiring that any party accessing the Premises under Section 2.4(a)(ii) and (iv) execute a commercially reasonable confidentiality agreement, requiring the wearing of an ID badge, and obligating visitors to comply with reasonable protocols so as protect confidential information contained within the Premises.  Except in the event of an emergency threatening personal injury or damage to property or a violation of any Legal Requirement, and except as otherwise approved by Tenant, any entry in the Premises must be done in the presence of a representative of Tenant so long as Tenant makes such representative available in a reasonable manner.  Tenant may prohibit access pursuant to this Section 2.4 to certain areas of the Premises (“Secure Areas”) reasonably identified by Tenant in a prior written notice to Landlord from time to time, which notice shall set forth the reasonable basis on which Tenant has determined that access must be prohibited to such areas in non-emergency situations.  In no event shall Landlord be deemed to be in default hereunder, nor shall Landlord have any liability hereunder, to the extent that Landlord is prevented from performing any of its obligations as a result of its inability to access the Secure Areas in non-emergency situations.  Notwithstanding the foregoing, in case of emergency, Landlord may enter any part of the Premises (including without limitation the Secure Areas) without prior notice or a Tenant’s representative; provided that Landlord provides Tenant with notice of such entry as soon as reasonably possible thereafter and Landlord takes reasonable precautions to protect the health and safety of its entrants.  Nothing in this paragraph will be construed as permitting Tenant to prohibit such access to any portion of the Premises other than Secure Areas.

(c)                                  Except in the event of an emergency, (i) Landlord shall schedule any of such access under this Section 2.4 with Tenant in advance; and (ii) to the extent such access shall, in Tenant’s reasonable judgment, be likely to cause material interference with Tenant’s business operations, Landlord shall, at Tenant’s request, schedule any such entry pursuant to Sections 2.4(a)(i) and (iii) after normal business hours.

(d)                                 Except to the extent arising as a result of the negligence or willful misconduct of the Tenant Parties, Landlord shall, subject to Section 14.5 below, defend, indemnify and hold Tenant harmless from and against any and all Claims (as defined below) resulting from or relating to access to the Premises as provided under this Section 2.4.

(e)                                  Any provision of this Lease that requires or gives Landlord the right to enter the Premises during the Term shall be governed by the provisions of this Section 2.4 and this Section 2.

2.5                               Pipes, Ducts and Conduits.    Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises (other than those exclusively serving Tenant), provided the same are located to the exterior of any interior walls, above any drop ceilings or otherwise the lowest level of the roof structure, or below the floor, do not reduce the floor area or materially adversely affect the appearance thereof.

2.6                               Minimize Interference.            Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3.                                      CONDITION OF PREMISES; CONSTRUCTION.

3.1                               Condition of Premises. Landlord shall deliver the Premises to Tenant (a) broom clean, (b) free of all personal property and occupants, (c) in compliance with Legal Requirements, (d) free of Hazardous Materials in excess of Reportable Concentrations and Reportable Quantities (as defined in Environmental Laws (hereinafter defined)), and (e) with the structural elements of the Building, the electric service, plumbing and life/safety systems, and other systems serving the Building in general, the Common Areas, the roof and roof system of the Building, the exterior wall system, and the exterior windows of the Premises weather tight and in good repair and working order.   Subject to the foregoing, and subject to Landlord’s obligation to perform Landlord’s Work (hereinafter defined), Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” physical condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind.

3.2                               Landlord’s Work.

(a)                                 Performance.  Subject to delays due to Force Majeure (hereinafter defined) and subject to any act or (where Tenant has a duty to act) omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work (a “Tenant Delay”) (provided that no Tenant Delay shall be deemed to occur until Landlord gives Tenant written notice of the event giving rise to such claimed Tenant Delay and a reasonable description of the same), Landlord, at Landlord’s sole cost and expense, shall perform the work (“Landlord’s Work”) marked with an “x” in the Landlord column of the matrix attached hereto as Exhibit 3A (the “Matrix”) and otherwise substantially in accordance with the complete, coordinated construction documents listed on Exhibit 3B (the “Landlord Work Plans”).  The Landlord Work Plans may not be modified or changed in any material manner without Tenant’s reasonable approval, provided, however, in no event shall any changes to the Landlord’s Work Plans modify or be inconsistent with the requirements set forth on the Matrix.  The weekly meetings described in Section 3.2(b) below shall include discussions of any changes to Landlord’s Work (other than minor changes in the nature of field work).  Landlord shall promptly provide Tenant with copies of any changes in the Landlord Work Plans.  Following the approval by Landlord of Tenant’s Schematic Plans, Landlord shall reimburse Tenant for any reasonable increase in the out-of-pocket costs of the design and construction of Tenant’s Work to the extent resulting directly from any material changes in the Landlord Work Plans (it being understood that minor changes in the nature of field work shall not be deemed material) as reasonably documented by Tenant to Landlord so long as Tenant notified Landlord of the need therefor reasonably in advance of implementing the same, giving Landlord a reasonable opportunity to attempt to eliminate the need for such changes to Tenant’s Plans.

(b)                                 Phases; Performance.  The portions of Landlord’s Work not marked with an asterisk in the Matrix (“Phase I of Landlord’s Work”) shall be performed before the Term Commencement Date. The portions of Landlord’s Work marked with an asterisk in the Matrix (“Phase II of Landlord’s Work”) may be performed after the Term Commencement Date.  Landlord’s Work shall be performed by B.W. Kennedy Company (or such other general contractor selected by Landlord) under a construction contract with Landlord.  Landlord’s Work will be designed and constructed in a good and workmanlike manner, and in full compliance with all Legal Requirements.  Landlord will procure in a timely fashion and thereafter maintain all necessary approvals and permits from all state and local governmental agencies having authority over the construction of Landlord’s Work.  Landlord shall provide Tenant with copies of such permits (if already issued) or after the issuance thereof, as applicable.  Landlord shall (A) commence Landlord’s Work before or promptly after the Execution Date, and (B) use commercially reasonable diligent efforts to substantially complete Landlord’s Work on or before the Target Date and in accordance with the construction schedule attached hereto as Exhibit 3E, provided that Landlord’s failure in any way to adhere to such schedule shall not be deemed a default by Landlord, it being understood and agreed that Tenant’s only remedies for failure to timely perform Landlord’s Work are set forth in Section 3.2(e) below.  Landlord shall schedule and conduct weekly meetings regarding the scheduling, progress, performance and construction of Landlord’s Work.  Periodically between such meetings, at Tenant’s request, Landlord shall provide Tenant with status updates regarding the progress of Landlord’s Work. During the course of design and construction, Landlord shall cause the construction schedule for Landlord’s Work to be updated periodically to reflect the actual progress of design and construction, as applicable, and shall cause such updates to be delivered to Tenant at the next weekly meeting after Landlord’s receipt thereof, but such updates shall not result in or be deemed to constitute Tenant’s approval of any failure to timely substantially complete Landlord’s Work in the absence of a Tenant Delay or Force Majeure.

(c)                                  Substantial Completion; Punchlist Items. “Substantially complete,” when referring to Landlord’s Work, shall mean that Tenant has received a certificate of substantial completion from Landlord’s architect stating that the applicable phase of Landlord’s Work (i.e, Phase I of Landlord’s Work or Phase II of Landlord’s Work) is substantially complete, the parties acknowledging that there shall be a separate determination of substantial completion for each of such phases and a separate Punchlist for each of such phases.  With respect to Phase I of Landlord’s Work, “substantially complete” shall mean that Phase I of Landlord’s Work is completed, other than work on the Punchlist applicable thereto, and that Tenant can promptly commence Tenant’s Work and prosecute the same without unreasonable interference on account of the completion of the Punchlist Items for the Phase I of Landlord’s Work. With respect to all of Landlord’s Work, “substantially completed” shall mean that such work is completed, other than work on the Punchlists, and that no component of Landlord’s Work (whether Phase I or Phase II) and whether on the Punchlist or not, prevents the issuance of a certificate of occupancy for the Premises.  Promptly following substantial completion of each phase of Landlord’s Work, Landlord shall provide Tenant with the applicable punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of Landlord’s Work, of outstanding items which (a) need to be performed to complete such phase of Landlord’s Work, (b) do not individually or in the aggregate prevent the prosecution of Tenant’s Work (with respect to the Phase I of Landlord’s Work), and do not individually or in the aggregate adversely affect the use and occupancy of the Premises for the normal conduct of the Permitted Uses or Tenant’s rights hereunder with respect to the Common Areas (with respect to the entire Landlord’s Work), all in a manner consistent with Punchlist items typically found in a first class office and laboratory facility (the “Punchlist Items”).  Promptly after substantial completion of each phase of Landlord’s Work,  Landlord and Tenant shall jointly inspect the Premises.  Subject to Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the applicable Punchlist (other than (A) seasonal items, such as landscaping, requiring a longer period, and (B) Punchlist Items relating to Phase II of Landlord’s Work which do not relate to the parking areas or other areas visible from the Premises, in each case, which shall be completed as soon as reasonably practicable), provided that Tenant reasonably cooperates (without requiring Tenant to incur any costs or to alter its operations in the Premises in more than a de minimis manner except to the extent necessary for Tenant to perform its obligations under Section 11.3 below) in connection with the completion of such Punchlist Items.  Prior to substantial completion of each phase of Landlord’s Work, Landlord shall obtain all applicable municipal sign-offs and/or approvals of such phase of Landlord’s Work, if any (except to the extent that any such sign-off and/or approval is unavailable due to the status of Tenant’s Work, in which event Landlord shall obtain the same as soon as possible thereafter).

(d)                                 Warranty.                                         Subject to the terms of this Section 3.2(d), Landlord warrants that the materials and workmanship comprising Landlord’s Work will be free from defects or deficiencies.  Any portion of Landlord’s Work not conforming to the previous sentence may be considered defective.  Landlord’s warranty excludes remedy for damage caused by abuse by any of the Tenant Parties or modifications not made by Landlord or any Landlord Party or improper or insufficient maintenance to the extent that such maintenance is not the responsibility of Landlord hereunder, it being understood and agreed that normal wear and tear and normal usage are not deemed defects or deficiencies.  Landlord agrees that it shall, without cost to Tenant, correct any portion of Landlord’s Work which is found to be defective promptly following the date that Tenant gives Landlord written notice (a “Defect Notice”) of such defective condition, provided that the Defect Notice is delivered to Landlord on or before the date (the “Warranty Expiration Date”) that is three hundred sixty (360) days following the substantial completion of the applicable phase of Landlord’s Work, time being of the essence, it being understood and agreed that there shall be a separate Warranty Expiration Date for each phase of Landlord’s Work.  Landlord’s obligations under this Section 3.2(d) shall expire on the Warranty Expiration Date and be of no further force and effect except with respect to any defects or deficiencies in Landlord’s Work disclosed in any Defect Notice delivered before the Warranty Expiration Date.  In addition to and notwithstanding the foregoing, Landlord hereby agrees, at no cost to Tenant, to use reasonable efforts to enforce its warranties against any contractor performing any portion of Landlord’s Work and, if Landlord reasonably concludes in good faith that the cost to bring the claim and the resulting benefits to the Building and the occupants therein do not justify pursuing the warranty claim then Tenant may, but is not required to, obtain a non-exclusive assignment of such claim from Landlord and to pursue the same at Tenant’s sole cost and expense. Nothing in this Section 3.2(d) shall be deemed to limit Landlord’s obligations for maintenance and repair in accordance with Section 10.2 of the Lease.

(e)                                  Remedies for Landlord’s Failure to Timely Complete Phase I of Landlord’s Work.  Landlord shall complete Landlord’s Work no later than the Substantial Completion of Tenant’s Work.  Notwithstanding anything to the contrary contained herein, if Phase I of Landlord’s Work is not substantially complete:

(i)                                     by the date which is one (1) month after the Target Date (the “Outside Date”), subject to Tenant Delays and Force Majeure (provided that Landlord shall use commercially reasonable efforts to mitigate the impacts of Force Majeure and promptly notify Tenant of the occurrence of the same), then Tenant shall be entitled to one (1) day’s abatement of Base Rent following the Rent Commencement Date for each of the first forty-five (45) days that the substantial completion of Phase I of Landlord’s Work has not occurred, and two (2) day’s Base Rent for each such day thereafter, until Phase I of Landlord’s Work is substantially complete,  and

(ii)                                  by the date which is six (6) months after the Target Date (the “Drop-Dead Date”), subject to Tenant Delays and Force Majeure (provided that Landlord shall use commercially reasonable efforts to mitigate the impacts of Force Majeure and promptly notify Tenant of the occurrence of the same, and provided that such extensions for Force Majeure shall not exceed fifteen (15) months in the aggregate), then Tenant shall have the right to either (A) terminate this Lease by at least thirty (30) days’ prior written notice to Landlord (provided that if substantial completion occurs within such 30 day period then Tenant’s termination notice shall be null and void), or (B) substantially complete Phase I of Landlord’s Work, on Landlord’s behalf, in which event Landlord shall reimburse Tenant within thirty (30) days after receipt of a reasonably detailed invoice for all reasonable costs and expenses incurred by Tenant in connection therewith.  Tenant’s self-help rights under Section 3.2(e)(ii)(B) shall be exercised by Tenant only after Tenant has provided Landlord with notice of Tenant’s intention to exercise such right (which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to Section 3.2(e)(ii) and Landlord’s failure to perform the specified obligation will trigger the provisions of Section 3.2(e)(ii), and Landlord has failed to commence action to remedy the condition complained of within ten (10) days after its receipt of such notice (or if Landlord commences to do the act required within such ten (10) day period but fails to proceed diligently thereafter).  The rights set forth in Section 3.2(e)(ii)(B) are personal to uniQure, Inc. and its Successor(s).  If Landlord fails to reimburse Tenant for Tenant’s costs incurred pursuant to this Section 3.2(e)(ii) within the aforementioned thirty (30) day period, then Tenant may send Landlord a notice in an envelope that conspicuously states the following in bold caps:  “TENANT NOTICE OF INTENTION TO EXERCISE OFF-SET” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 3.2(e)(ii) and describing Landlord’s failure to make such reimbursement and, if Landlord fails to reimburse Tenant within ten (10) days following delivery of such notice, then Tenant may off-set such amounts, together with interest at the Default Rate from the date incurred by Tenant, against the Rent due hereunder until Tenant is paid in full.

(f)                                   Remedies for Landlord’s Failure to Timely Complete Phase II of Landlord’s Work.  Notwithstanding anything to the contrary contained herein, if the portions of Phase II of Landlord’s Work relating to Tenant’s exclusive parking spaces (the “Parking Work”) is not substantially complete on or before the date which is six (6) months after Substantial Completion of Tenant’s Work, then Tenant shall have the right to substantially complete the Parking Work, on Landlord’s behalf, in which event Landlord shall reimburse Tenant within thirty (30) days after receipt of a reasonably detailed invoice for all reasonable costs and expenses incurred by Tenant in connection therewith.  Tenant’s self-help rights under this Section 3.2(f) shall be exercised by Tenant only after Tenant has provided Landlord with notice of Tenant’s intention to exercise such right (which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 3.2(f) and Landlord’s failure to perform the specified obligation will trigger the provisions of this Section 3.2(f), and Landlord has failed to commence action to remedy the condition complained of within ten (10) days after its receipt of such notice (or if Landlord commences to do the act required within such ten (10) day period but fails to proceed diligently

thereafter).  The provisions of this Section 3.2(f) are personal to uniQure, Inc. and its Successor(s).   If Landlord fails to reimburse Tenant for Tenant’s costs incurred pursuant to this Section 3.2(f) within the aforementioned thirty (30) day period, then Tenant may send Landlord a notice in an envelope that conspicuously states the following in bold caps:  “TENANT NOTICE OF INTENTION TO EXERCISE OFF-SET” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 3.2(f) and describing Landlord’s failure to make such reimbursement and, if Landlord fails to reimburse Tenant within ten (10) days following delivery of such notice, then Tenant may off-set such amounts, together with interest at the Default Rate from the date incurred by Tenant, against the Rent due hereunder until Tenant is paid in full.

3.3                               Tenant’s Work(a)                                            Tenant’s Plans.  In connection with the performance of the work necessary to prepare the Premises for Tenant’s initial occupancy and business operations, including without limitation, the installation of all furniture and fixtures (“Tenant’s Work”), (A) Tenant has submitted to Landlord, and Landlord has approved, a preliminary description of certain aspects of Tenant’s Work attached hereto as Exhibit 3C (“Tenant’s Program”), and (B) Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, licensed structural engineer, HVAC and MEP engineers and general contractor; (ii) on or before July 15, 2013, a set of schematic plans for Tenant’s proposed design of the Premises (the “Schematic Plans”), (iii) on or before September 30, 2013, an initial set of permit plans sufficient to permit Tenant to commence Tenant’s Work (“Permit Plans”), and (iv) on or before October 31, 2013, a full set of construction drawings (“Final Construction Drawings”) for Tenant’s Work.  The Schematic Plans, the Permit Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.”  Landlord’s approval of the architect, HVAC and MEP engineers and general contractor shall not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that the architect, HVAC and MEP engineers and general contractor listed on Exhibit 3D attached hereto are hereby approved.  Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed.  Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 3.3(a) and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever.  Landlord agrees to respond to any request for approval of the Plans within ten (10) business days after receipt thereof and to respond to any re-submitted request for approval of the Plans following initial submittal of the same within three (3) business days after receipt thereof.  Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with Tenant’s application for any state or municipal permits or approvals required in connection with the design, construction or maintenance of Tenant’s Work, including signing applications therefor to the extent required of building or property owners; provided, however, in no event shall Tenant apply for any special permits or variances from the Town of Lexington without Landlord’s approval, not to be unreasonably withheld, conditioned or delayed, it being understood and agreed that in no event shall any special permit or variance for which Tenant applies impose any conditions on Landlord unless approved by Landlord in its sole discretion.

(b)                                 Landlord Delay.   A “Landlord Delay” shall be defined as any act or omission by Landlord or any agent, employee, consultant, contractor or subcontractor of Landlord which causes an actual delay in the completion of Tenant’s Work, provided that no Landlord Delay shall be deemed to occur until Tenant gives Landlord written notice of the event giving rise to such claimed Landlord Delay and a reasonable description of the same.

(c)                                  Weekly Meetings.  During the course of design and construction of Tenant’s Work, Tenant shall schedule and conduct weekly meetings regarding the scheduling, progress, performance and construction of Tenant’s Work.  Tenant shall cause its approved architect, engineers and contractor to participate in such meetings as reasonably necessary and/or as reasonably requested by Landlord.  Landlord and Landlord’s agents, contractors, representatives, and lenders may attend such meetings and Tenant shall provide reasonably requested information thereto at such meetings.  Draft requisitions (as defined in Section 3.4 below) shall be reviewed and discussed at such meetings before being submitted to Landlord.  Tenant shall periodically between such meetings, at Landlord’s request, provide Landlord with status updates regarding the progress of Tenant’s Work. During the course of design and construction, Tenant shall cause the construction schedule for Tenant’s Work to be updated periodically to reflect the actual progress of design and construction, as applicable, and shall cause such updates to be delivered to Landlord at the next weekly meeting after Tenant’s receipt thereof, but such updates shall not result in or be deemed to constitute Landlord’s approval of any failure to timely Substantially Complete Tenant’s Work in the absence of a Landlord Delay or Force Majeure.

(d)                                 Completion of Tenant’s Work.    Tenant shall Substantially Complete (hereinafter defined) Tenant’s Work on or before the date that is twelve (12) months after the Term Commencement Date (the “Outside Tenant Work Completion Date”), provided that if Tenant is delayed in the performance of Tenant’s Work by reason of a Landlord Delay or Force Majeure, the Outside Tenant Work Completion Date shall be extended by the period of time which Tenant is so delayed.  For purposes hereof, Tenant’s Work shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Tenant has obtained a certificate of occupancy from the Town of Lexington, Massachusetts, to the extent that a certificate of occupancy is not unavailable as a result of Landlord’s Work or any other work being performed outside the Premises in the Building.

(e)                                  Cost of Tenant’s Work; Priority of Work.  Except for Landlord’s Contribution (hereinafter defined) or as set forth in Section 3.2(a) hereof, all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11).  Landlord and Tenant acknowledge and agree that Punchlist Items relating to Phase I of Landlord’s Work and Tenant’s Work shall be performed concurrently. The parties shall cooperate in all commercially reasonable ways to avoid any delay in either Landlord’s Work or Tenant’s Work or any conflict with the performance of either Landlord’s Work or Tenant’s Work.

(f)                                   Construction of Mezzanine Level.  Landlord acknowledges that Tenant’s Work or future Alterations may include the construction of a mezzanine level in a portion of the Premises.  If Tenant constructs such a mezzanine level, Tenant acknowledges and agrees that (i) in no event shall Tenant use such space for any purpose that increases the Net Floor Area (as defined in the Town of Lexington zoning bylaw at the time of the issuance of the building permit for such work) of the Building, and (ii)  such space shall be devoted exclusively to the operation and maintenance of equipment and machinery serving the Premises, such as heating, ventilating and cooling equipment, electrical and telephone facilities, fuel storage, elevator machinery or mechanical equipment.  In no event shall any such mezzanine level be counted towards the measurement of the rentable square footage of the Premises hereunder.

(g)                                  Sewer Connection.  Landlord and Tenant acknowledge and agree that, as part of Tenant’s Work, Tenant shall connect Tenant’s exclusive sewer and wastewater discharge pipes to Landlord’s existing out-flow connection to municipal sewer, subject to the terms and conditions of this Section 3.  If Tenant or its contractors encounters any Hazardous Materials when making such connections, (i) Tenant shall notify Landlord immediately thereof and cease, or cause to be ceased, such work pending further direction from Landlord and (b) promptly after receipt of such notice from Tenant Landlord shall undertake the remediation of such conditions as further provided in Section 17.8 below, at its sole cost and expense such that Tenant can complete its installation without the necessity of taking any special precautions (including the remediation of soils or shipping soils off site) for Hazardous Materials.  So long as Tenant is working within the area approved by Landlord in connection with its approval of such work, Landlord acknowledges that any delay in the progress of Tenant’s Work resulting from remediation pursuant to the immediately preceding sentence may be a Landlord Delay.  During the Term,

Tenant may operate and shall repair and maintain such pipes and connections in accordance with the standards set forth in Section 10.1 below.

(h)                                 Demising of Loading Dock.  Landlord acknowledges that Tenant’s Work or future Alterations may include the demising of the loading docks located in the Premises and dedicated to Tenant’s exclusive use, subject to compliance with the terms of this Section 3 and/or 11, as applicable.

3.4                               Landlord’s Contribution.

(a)                                 Amount.  As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to Section 3.4(c) below and the last sentence of this Section 3.4(a), provide to Tenant a special tenant improvement allowance equal to Seven Million Two Hundred Six Thousand Six Hundred Thirty-Nine and 30/100 Dollars ($7,206,639.30) (“Landlord’s Contribution”) to be used by Tenant solely for hard and soft costs incurred by Tenant for Tenant’s Work, provided, however, in no event shall more than five percent (5%) of Landlord’s Contribution be used for such soft costs.  For the purposes hereof, the cost to be so reimbursed by Landlord shall not include:  (i) the cost of any of Tenant’s Property (hereinafter defined), including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, and (ii) any fees paid to Tenant or any affiliate of Tenant.

(b)                                 Requisitions.  Subject to Section 3.4(c) below, Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted.  “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total price for all of Tenant’s Work for the Premises (as evidenced by reasonably detailed documentation, including without limitation copies of all contracts therefor, delivered to Landlord with the requisition first submitted by Tenant), but in no event greater than one (1).  A “requisition” shall mean written documentation (including, without limitation, invoices or bills from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien in statutory form, as specified in M.G.L. Chapter 254, Section 32 for applicable contractors and service providers (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by reasonable evidence (including certifications executed by Tenant or Tenant’s architect, subject to the architect’s standard of care) that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition.  Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within five (5) days following payment of Landlord’s Contribution with respect to such first requisition.  Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof.  Tenant shall submit requisition(s) no more often than monthly.

(c)                                  Notwithstanding anything to the contrary herein contained:  (i) Landlord shall have no obligation to advance funds on account of Landlord’s Contribution more than once per month; (ii) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors; (iii) Landlord shall have no obligation to pay any portion of Landlord’s Contribution with respect to any requisition submitted after the date (the “Outside Requisition Date”) which is, subject to extension to the extent that the completion of the Tenant’s Work is delayed due to Force Majeure and Landlord Delay, the earlier of: (a) six (6) months after the completion of Tenant’s

Work, or (b) eighteen (18) months after the Term Commencement Date; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (iv) Tenant shall not be entitled to any unused portion of Landlord’s Contribution; (v) Landlord’s obligation to pay any portion of Landlord’s Contribution shall be conditioned upon there existing no default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures any such defaults prior to the expiration of applicable notice and cure periods, Landlord shall thereafter make such payment); and (vi) in addition to all other requirements hereof, Landlord’s obligation to pay the final five percent (5%) of Landlord’s Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work.

(d)                                 If Landlord fails to timely pay any installment of Landlord’s Contribution pursuant to this Section 3.4 (including without limitation the LULA Reimbursement pursuant to Section 3.5, below), then Tenant may send Landlord a notice in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE OFF-SET” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 3.4(d) and describing Landlord’s failure to make such payment and, if Landlord fails to make such payment to Tenant within ten (10) days following delivery of such notice, then Tenant may off-set against the Rent due hereunder an amount equal to such installment(s) of Landlord’s Contribution which Landlord fails to timely pay, together with interest at the Default Rate from the date on which such installment was due, until (i) Tenant is paid in full for such installment, or (ii) Landlord pays the balance of such installment to Tenant.

3.5                               LULA Work.  Landlord’s Work Plans include, and Landlord has prepared and delivered to Tenant (or at Tenant’s direction, Tenant’s general contractor) such plans relating to the work (the “LULA Work”) necessary to install a limited use/ limited access elevator with 1,400 lb capacity (the “LULA”).   Landlord will purchase all necessary equipment and materials and cause its contractor to perform the portion of the LULA Work that can be done prior to completion of the other items of Phase I of Landlord’s Work.  Upon Substantial Completion of Phase I of Landlord’s Work, Landlord shall assign the subcontract for the LULA Work to Tenant’s contractor and Tenant shall, at Tenant’s sole cost and expense, substantially in accordance with such plans, and otherwise in accordance with Section 11 of this Lease, cause its contractor to complete the installation of the LULA. Landlord shall be responsible for all amounts due under the LULA subcontract prior to the date of such assignment.  Landlord’s Contribution shall be increased by an agreed upon amount (the “LULA Reimbursement”) to reflect the estimated costs to be incurred by Tenant to complete the installation of the LULA following such assignment, which amount shall be confirmed by the parties in writing prior to Substantial Completion of Phase I of Landlord’s Work, and shall be based on the costs to complete such work under the subcontract plus an additional amount for the electrical work necessary to complete such installation.  Landlord shall obtain Tenant’s prior written consent to the LULA subcontract, such consent not to be unreasonably withheld, conditioned or delayed.

4.                                      USE OF PREMISES

4.1                               Permitted Uses.  During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes.  Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.

4.2                               Prohibited Uses.

(a)                                 Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which violates any of the covenants, agreements, terms, provisions and conditions of this Lease; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable good faith judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services, or the use of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect, or cause any injury or damage to any other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses); (iv) in a manner which is materially inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) [intentionally omitted]; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder unless Tenant pays such increase within thirty (30) days after demand therefor from time to time. From and after the Execution Date, Landlord shall include substantially similar provisions in any other leases at the Building and shall not enforce such provisions in a discriminatory manner.

(b)                                                         With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not:  (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord or otherwise not requiring Landlord’s approval, cause or permit any hole to be drilled or made in any part of the Building.

5.                                      RENT; ADDITIONAL RENT

5.1                               Base Rent.  During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month.  Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months.  Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2                               Operating Costs.

(a)                                 “Operating Costs” shall mean all reasonable costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance of the Property or allocated to the Property, including without limitation any costs for utilities supplied to exterior areas of the Property and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, a commercially reasonable management fee paid to Landlord’s property manager not to exceed 4% of gross rents from the Building, and the cost of operating any amenities available to all tenants of the Property as of the date of this Lease.  Operating Costs shall not include Excluded Costs (hereinafter defined) and shall be calculated in accordance with sound accounting principles and practices.

(b)                                 “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees, including attorneys’ fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property or above the level of property manager; (iv) the cost of work done by Landlord or services for any particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements enacted after the Commencement Date, or (B) reasonably projected to reduce Operating Costs, but only to the extent in any fiscal year of the savings in Operating Costs actually resulting from such capital expenditure, in each case amortized over its useful life as determined in accordance with GAAP; (vi) the costs of Landlord’s Work (including any costs to correct defects in the Landlord’s Work pursuant to Section 3.2 above) and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Building or the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xvi) accounting fees; (xvii) fines and penalties; (xviii) costs and expenses of investigating, monitoring or remediating existing hazardous materials on, under or about the Building or the Property; (xix) costs of selling, syndicating, financing or refinancing any portion of the Property and/or of Landlord’s interest therein (including interest, principal, points and fees, interest on debt or amortization payments on any mortgage or deed to secure debt and rental under any ground lease, master lease or other underlying lease, and other debt costs, if any); (xx) charitable or political contributions; (xxi) all items and services for which Tenant is separately charged, reimburses Landlord or pays third persons; (xxii) reserves of any kind (including without limitation reserves for bad debts or rent loss) or any bad debt loss or rent loss; (xxiii) the costs of goods and services provided by affiliates of Landlord, to the extent only that the costs of such goods and/or services exceed the market rate for goods or services of comparable quality provided by unrelated third parties; (xxiv) costs incurred to develop and construct additional structures on the Property (including without limitation any Future Development), (xxv) costs appropriately allocable to any other building (any Operating Costs that are incurred with respect to the Building and any other building located on the Property or another property shall be allocated between such buildings based on the rentable square footage of such buildings unless another method more equitably reflects the benefit of such costs), (xxvi) the cost of acquiring (as opposed to leasing) sculptures, paintings and other objects of art (provided, however, that any costs of leasing sculptures, paintings and other objects of art shall be customary for first-class buildings in the vicinity of the Property); (xxvii) the cost of advertising or promotion of (A) the Property or any part thereof or (B) any operations at the Property; (xxviii) Landlord’s general overhead.

(c)                                  Payment of Operating Costs.  Tenant shall pay to Landlord, as additional rent,

Tenant’s Share of Operating Costs.  Landlord shall make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the term and notify Tenant of such estimate no later than thirty (30) days prior to each fiscal year, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein.  Upon at least thirty (30) days’ notice, Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant, provided that no more than one re-estimate may be made in any given fiscal year.  Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to reconciliation as herein provided when actual Operating Costs are available for each fiscal year.

(d)                                 Annual Reconciliation.  Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”).  Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder, provided, however, Landlord shall be deemed to have waived any costs actually incurred but not billed to Tenant within two (2) years after the end of the fiscal year in which such cost was incurred by Landlord.  If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, is then continuing (it being understood and agreed that if Tenant cures any default(s) within the applicable cure period(s) provided in Section 20 below, then Tenant shall thereafter be entitled to take such credit), Tenant may credit the difference against the next installment(s) of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs, if any.  The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(e)                                  Partial Years.  If the Rent Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(f)                                   Gross-Up.  If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year.  This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space , i.e. such Operating Costs vary with occupancy, or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.  Furthermore, Tenant acknowledges that the costs of cleaning, maintaining and repairing the Common Hallway shall be allocated to Tenant and the tenant(s) of the Unleased Space based on rentable square feet.

(g)                                  Audit. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least ten (10) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs and/or Taxes for any periods of time within the previous fiscal year before the audit or inspection (it being understood that if Tenant shall cure any such default within applicable notice and/or cure periods provided in Section 20.1 below, then Tenant shall thereafter be entitled to perform such inspection or audit).  Landlord shall provide Tenant with access to such records at a location within the Greater Boston area in accordance with this Section 5.2(g) within ten (10) days after receipt of notice from Tenant.  However, no audit or inspection shall extend to periods of time before the Rent Commencement Date.  If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs and/or Taxes on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within sixty (60) days after Landlord’s records are made available to Tenant in accordance with this Section 5.2(g), then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs and/or Taxes, as the case may be, for the year in question and the calculation thereof as set forth on such statement shall be final.  Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager at a location within the Greater Boston area during business hours reasonably designated by Landlord.  Tenant shall pay the cost of such audit or inspection, provided, however, that if such audit discloses that Tenant has been overcharged by more than five percent (5%), Landlord shall reimburse Tenant for Tenant’s reasonable out-of pocket costs incurred in connection with such audit.  Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year.  If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs or Taxes previously charged to Tenant, then, provided there is no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs or Taxes, as the case may be, due hereunder (it being understood that if Tenant shall cure any such default within applicable notice and/or cure periods provided in Section 20.1 below, then Tenant shall thereafter be entitled to take such credit), except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, after deducting the reasonable out of pocket costs of such inspection or audit, within thirty (30) days after such underpayment is determined.  Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential.  The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

5.3                               Taxes.

(a)                                 “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments) that are charged on the real estate tax bills issued by the Town of Lexington to all property owners in the Town; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities.  From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same and shall, as soon as possible thereafter, seek to have such building separately assessed.  From and after the issuance of a building permit for construction of any occupiable improvements constructed as part of a Future Development, Taxes shall not include any Taxes assessed on such improvements under construction to the extent evidenced by the Town of Lexington’s assessors’ records. Taxes shall not include (i) any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord, (ii) any interest or penalties resulting from the late payment of Taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments), (iii) any taxes assessed against air or other development rights; (iv) any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Building or Property (provided that the foregoing shall not be deemed to derogate from Tenant’s obligations set forth in Section 17 below with respect to Hazardous Materials); costs or fees payable to public authorities in connection with any future construction of additional buildings or similar improvements on the Property (including any such fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports and traffic studies); reserves for future Taxes; and any personal property taxes attributable to sculptures, paintings or other objects of art.   “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b)                                 “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)                                  Payment of Taxes.  Tenant shall pay to Landlord, as additional rent, Tenant’s Building Share of taxes relating to or allocable to the Building and Tenant’s Share of Taxes relating to or allocable to the Land.  At least thirty (30) days prior to the Rent Commencement Date, Landlord shall notify Tenant of Landlord’s good faith estimate of the Taxes to be due by Tenant for the Tax Period in which the Rent Commencement Date occurs, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Landlord’s estimate of Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Upon at least thirty (30) days’ notice, Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant, provided that Landlord shall not re-estimate Tenant’s Share of Taxes more than one time in any fiscal year.  Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period.  If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default is then continuing (it being understood and agreed that if Tenant cures any default(s) within the applicable cure period(s) provided in Section 20 below, then Tenant shall thereafter be entitled to take such credit), Tenant may credit the difference against the next installment(s) of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period,

Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes.  The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)                                 Abatements.

(i)                                       Landlord may at any time contest any valuation of the Land, the Building or the Premises, or any tax rate, or the amount of any Taxes, by legal proceedings or in such other manner as it may deem suitable.  If Tenant desires to institute such a contest, Tenant shall notify Landlord of such desire on or before the date which is thirty (30) days before the deadline to contest the same.  Unless Landlord notifies Tenant at least ten (10) business days before such deadline that Landlord will institute such a contest, then, provided that during such real estate tax year Tenant’s Share is at least fifty percent (50%), Tenant shall have the right during or after the Term of this Lease to contest or review any valuation of the Building or the Premises, or any tax rate, of the amount of any Taxes for such real estate tax year, by legal proceedings or in such other manner as it may deem suitable.  If Tenant elects to institute such a proceeding, Tenant shall conduct it in the name of Tenant, provided that if any such proceeding which Tenant elects to institute must be prosecuted in the name of Landlord, Landlord shall permit Tenant to institute and prosecute it in the name of Landlord as provided above, but Landlord shall not settle any proceeding so instituted by Tenant without Tenant’s prior written approval in each instance.  If any such proceeding is instituted in the name of Tenant, Tenant shall not settle such proceeding without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld.  If Tenant institutes such a proceeding, Tenant (A) shall prosecute it diligently and in good faith at all times, (B) shall prosecute it at its sole cost and expense (subject to reimbursement as provided below in this Section 5.3(d), (C) shall periodically advise Landlord as to the status thereof, and (D) shall not abandon the same without first offering to Landlord the right to prosecute the same (and in the event that Landlord elects to continue such proceeding, Tenant shall promptly assign and turn over to Landlord the control of such proceeding, and thereafter Tenant shall have no further liability or responsibility in connection therewith).  Landlord (at no cost to Landlord) shall cooperate with Tenant to the extent reasonably necessary to enable Tenant to institute and prosecute such proceeding including, without limitation, providing all information and documents reasonably requested by Tenant, executing all documents necessary to accomplish the foregoing, and making such appearances as Tenant may reasonably request.

(ii)                                    If Landlord or Tenant obtains a refund or abatement of Taxes, (A) the parties shall first be entitled to receive reimbursement from any refund or abatement for all expenses, including reasonable attorney’s fees, incurred by it in connection with obtaining such refund or abatement, and (B) then, if Tenant has paid Taxes or estimated Taxes for the period for which the refund has paid Taxes or estimated Taxes for the period for which the refund or abatement was granted, Tenant shall be entitled to receive Tenant’s Share of the abatement (with interest, if any, paid by the Governmental Authority on such abatement), adjusted for any period for which Tenant had made a partial payment.

(iii)                                 Appropriate credit against Taxes (or payments to Tenant following the termination this Lease) shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund. If Tenant provides Landlord with reasonable evidence that any exemption from real property taxes for the Property is due to any Tax Increment Financing Agreement (“TIFA”) entered into by Tenant and the Town of Lexington, then the benefit of such exemption shall be allocated entirely to Tenant.

(e)                                  Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4                               Late Payments.

(a)                                 Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”). Notwithstanding the foregoing, Landlord shall not charge such interest with respect to the first late payment in any twelve (12) month period so long as received by Landlord within five (5) business days after the due date therefor.

(b)                                 Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) for each such late payment. Notwithstanding the foregoing, Landlord shall not charge such fee with respect to the first late payment in any twelve (12) month period so long as received by Landlord within five (5) business days after the due date therefor.

(c)                                  For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)                                 Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)                                  The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments.  Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f)                                   If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any regular monthly installment of Base Rent, Operating Costs or Taxes on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent on account of Operating Costs and Taxes quarterly in advance.  Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5                               No Offset; Independent Covenants; Waiver.  Rent shall be paid without notice or demand, and, except as expressly set forth herein, without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN ABATED OR TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH

ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002).  SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6                               Survival.  Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.                                      EXPANSION RIGHTS

6.1                               Right of Second Offer to Lease.

(a)                                 Right of Second Offer.  Landlord and Tenant acknowledge and agree that (i) the space shown on the plan attached hereto as Exhibit 1F (the “ROSO Space”) is currently leased to Quanterix, a third party tenant, (ii) the space shown as “AVAILABLE” on the plan attached hereto as Exhibit 1G (the “Unleased Space”)  is currently unleased, (iii) Landlord has the right to grant to the initial future tenant of all or at least 30,000 rentable square feet of the Unleased Space (the “Initial Tenant”) a right of first offer to lease the ROSO Space on whatever terms and conditions Landlord determines in its sole discretion, and (iv) if such Initial Tenant refuses, or is deemed to have refused, to accept such right of first offer, then, subject to the provisions of this Section 6.1, and provided that (A) as of the date of the ROSO Notice (hereinafter defined), there is no Event of Default then continuing, (B) as of the date of the ROSO Notice, Tenant meets the Occupancy Threshold, then Tenant shall have a one-time right of second offer to lease the ROSO Space in its as-is condition, broom clean, free of personal property and decommissioned in accordance with reasonable industry standards, at then-fair market rent (based on such condition) (the “ROSO FMR”), for a term commencing on the date immediately after the date on which the current tenant of the ROSO Space vacates and surrenders the same (and co-terminus with the Term hereof), and otherwise upon the terms and conditions specified in the ROSO Notice.  The provisions of this Section 6.1 shall terminate on the first to occur of the leasing of the ROSO Space to Initial Tenant or Tenant in accordance with this Section 6.1(a) or April 1, 2014.

(b)                                 Offer and Acceptance Procedures for Right of Second Offer.

(i)                                     After Landlord determines, in its reasonable judgment, that the ROSO Space is available for lease to Tenant and all of the preconditions to the right of second offer granted to Tenant in this Section 6.1, have been met, Landlord shall deliver to Tenant a written notice offering to lease the ROSO Space to Tenant upon the terms and conditions set forth herein (the “ROSO Notice”).  Tenant then shall have ten (10) days after receipt of the ROSO Notice to notify Landlord in writing whether Tenant will exercise its right to lease the ROSO Space upon the terms and conditions described in the ROSO Notice.  If Tenant fails to notify Landlord in writing within such 10- day period that Tenant accepts the offer contained in the ROSO Notice, or if Tenant refuses in writing the offer contained in the ROSO Notice, Landlord shall have the right to lease the ROSO Space to any tenant on whatever terms and conditions Landlord may decide in its sole discretion.

(ii)                                  If Tenant timely notifies Landlord of its desire to lease the ROSO Space pursuant to this Section 6.1 (such notice, the “ROSO Acceptance”), Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within thirty (30) days of receipt thereof, a reasonable form of lease amendment which incorporates all of the terms and conditions set forth in the ROSO Notice, including without limitation Landlord’s reasonable determination of the ROSO FMR therefor (or, if applicable, the ROSO FMR determined in accordance with Section 6.1(b)(iii) below).  Landlord and Tenant shall reasonably diligently negotiate such lease amendment in good faith.  If the determination of the ROSO FMR is to be determined in accordance with Section 6.1(b)(iii) below and the ROSO FMR has not been determined prior to the expiration of such 30-day period, then the parties shall execute the lease amendment with the base rent amounts blank and deliver such executed originals into escrow with Landlord’s counsel.  If Tenant fails to execute and deliver the lease amendment within said thirty (30) day period, time being of the essence, then Tenant’s right to lease the ROSO Space shall terminate and shall be null and void, and, subject to Section 6.2 below, Landlord shall have no further obligation to lease the ROSO Space to Tenant and may lease any or all of the ROSO Space to another party upon such terms and conditions as Landlord may deem appropriate, free and clear of any rights in favor of Tenant contained herein.

(iii)                               If Tenant timely provides the ROSO Acceptance and indicates in such ROSO Acceptance that Tenant (A) rejects Landlord’s determination of ROSO FMR, (B) desires to submit the matter to arbitration, and (C) identifies Tenant’s Appraiser, then the ROSO FMR shall be determined in accordance with the procedure set forth in this Section 6.1(b)(iii).  In such event, within five (5) days after receipt by Landlord of Tenant’s ROSO Acceptance, Landlord shall notify Tenant in writing of Landlord’s Appraiser.  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select the Third Appraiser within eight (8) days of their appointment.  All of the brokers/appraisers selected meet the requirements set forth in Section 1.2(c) above.  Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the ROSO FMR to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within eight (8) days after receipt of both of the other two determinations of the ROSO FMR.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.  If such determination is rendered after the 30-day period described in Section 6.1(b)(ii) above, then Landlord and Tenant shall jointly instruct Landlord’s counsel to insert into the escrowed amendments the ROSO FMR determined in accordance with this Section 6.1(b)(iii) and to release such completed amendments from escrow.

6.2                               Right of First Offer to Lease.

(a)                                 Right of First Offer.  Subject to the provisions of this Section 6.2, from and after the later to occur of (A) July 1, 2014, and (B) the date on which the Building is 100% leased (such later date, the “ROFO Date”) and provided that (i) as of the date of the ROFO Notice (hereinafter defined), there is no Event of Default then continuing, (ii) as of the date of the ROFO Notice, Tenant meets the Occupancy Threshold, and (iii) as of the date on which the Available Space is expected to be delivered to Tenant, there remain at least five (5) years left in the Term (it being understood and agreed that Tenant shall have the right to elect to unconditionally exercise its option to extend the Term pursuant to Section 1.2 above, if any such right remains in force, if necessary to meet this precondition (provided that the determination of the Extension Term Base Rent shall occur as if Tenant provided its Extension Notice twelve (12) months prior to the expiration of the then-current term), Tenant shall have a continuous right of first offer to lease the other rentable areas of the Building (the “ROFO Space”) if, as and when the same shall become available for lease (as reasonably determined by Landlord, the “Available Space”), in their as-is condition, broom clean, free of personal property and decommissioned in accordance with reasonable industry standards, at then-fair market rent (based on such condition) (“ROFO FMR”), for a term co-terminus with the Term hereof, and otherwise upon the terms and conditions specified in the ROFO Notice.  Tenant’s right of first offer under this Section 6.2 is further subject to all extension rights existing as of the ROFO Date.

(b)                                 Offer and Acceptance Procedures for Right of First Offer.

(i)                                     After Landlord reasonably determines that the Available Space is available for lease (meaning that it is or shall be available for lease within the next 12 month period) and all of the preconditions to the right of first offer granted to Tenant in this Section 6.2, have been met, Landlord shall deliver to Tenant a written notice offering to lease the Available Space to Tenant upon the terms and conditions set forth herein (the “ROFO Notice”).  Tenant then shall have ten (10) days after receipt of the ROFO Notice to notify Landlord in writing whether Tenant will exercise its right to lease the Available Space upon the terms and conditions described in the ROFO Notice.  If Tenant fails to notify Landlord in writing within such 10-day period that Tenant accepts the offer contained in the ROFO Notice, or if Tenant refuses in writing the offer contained in the ROFO Notice, Landlord shall have the right to lease the Available Space to any third party tenant on the terms of the ROFO Notice provided that the net effective rent may be ten percent (10%) less than the net effective rent set forth in the ROFO Notice).  As used herein, the term “net effective rent” shall mean the net present value of the rent, additional rent, and other charges that would be payable to Landlord under the terms of any proposed lease for and with respect to that portion of the term of the proposed lease equal to the period from the commencement date of such proposed lease through the expiration date, taking into account any construction allowance, the cost of any leasehold improvements proposed to be performed by Landlord, any free rent, and any other monetary inducements payable by Landlord under such proposed lease.  If Landlord does not execute a lease with a third party with respect to the Available Space in question within twelve (12) months after the date on which Tenant refuses or is deemed to have refused the offer set forth in the applicable ROFO Notice, or if Landlord desires to offer the applicable Available Space on material terms different than previously described in the ROFO Notice (subject to the proviso regarding net effective rent set forth above), then Landlord must deliver a new ROFO Notice to Tenant in accordance with Section 6.2(a) above.

(ii)                                  If Tenant timely notifies Landlord of its desire to lease the Available Space pursuant to this Section 6.2 (such notice, the “ROFO Acceptance”), Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within forty-five (45) days of receipt thereof, a reasonable form of lease amendment which incorporates all of the terms and conditions set forth in the ROFO Notice.  Landlord and Tenant shall reasonably diligently negotiate such lease amendment in good faith.  If the determination of the ROFO FMR is to be determined in accordance with Section 6.2(b)(iii) below and the ROFO FMR has not been determined prior to the expiration of such 45-day period, then the parties shall execute the lease amendment with the base rent amounts blank and deliver such executed originals into escrow with Landlord’s counsel.  Notwithstanding anything to the contrary, the failure by either party (or both parties) to execute such lease amendment shall not be deemed to nullify, cancel, modify or otherwise affect Tenant’s binding acceptance (as evidenced by the ROFO Acceptance) of the offer set forth in the ROFO Notice.

(iii)                               If Tenant timely provides the ROFO Acceptance and indicates in such ROFO Acceptance that Tenant (A) rejects Landlord’s determination of ROFO FMR, (B) desires to submit the matter to arbitration, and (C) identifies Tenant’s Appraiser, then the ROFO FMR shall be determined in accordance with the procedure set forth in this Section 6.2(b)(iii).  In such event, within five (5) days after receipt by Landlord of Tenant’s ROFO Acceptance, Landlord shall notify Tenant in writing of Landlord’s Appraiser.  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select the Third Appraiser within ten (10) days of their appointment.  All of the brokers/appraisers selected meet the requirements set forth in Section 1.2(c) above.  Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the ROFO FMR to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the ROFO FMR.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.  If such determination is rendered after the 45-day period described in Section 6.2(b)(ii) above, then Landlord and Tenant shall jointly instruct Landlord’s counsel to insert into the escrowed amendments the ROFO FMR determined in accordance with this Section 6.1(b)(iii) and to release such completed amendments from escrow.

6.3                               Termination of Rights. All rights of Tenant under this Section 6 shall terminate upon the expiration or earlier termination of the term of this Lease.

6.4                               Rights Personal to Tenant. Tenant may not assign, mortgage, pledge, encumber or otherwise transfer its interest or rights under this Section 6 other than to an assignee of Tenant, and any such purported transfer or attempt to transfer shall be void and without effect, shall terminate Tenant’s rights under this Section 6, and shall constitute an Event of Default under this Lease.

6.5                               Time is of the Essence. Time is of the essence with respect to all aspects of this Section 6.

7.                                      LETTER OF CREDIT

7.1                               Amount.  Contemporaneously with the execution of this Lease, Tenant shall deliver either (i) cash in the amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 5; (b) issued by a bank with a rating of A or better and otherwise reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts; and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”).  If Tenant delivers a Cash Security Deposit to Landlord, Tenant may later elect to substitute a Letter of Credit for the same on the terms and conditions contained in this Section 7. The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.  Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

7.2                               Application of Proceeds of Letter of Credit.  Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit.  The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below.  Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder.  The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3                               Transfer of Letter of Credit.  In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no material cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4                               Credit of Issuer of Letter of Credit.  In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord.  Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5                               Cash Proceeds of Letter of Credit.  Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations.  After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy.  Landlord shall keep the Security Deposit in an interest bearing account and any such interest shall be payable to Tenant. Landlord may co-mingle the Security Deposit with Landlord’s funds.  If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.  So long as the Property is subject to a Mortgage, Landlord shall cause its first Mortgagee to hold any Cash Security Deposit, subject to the terms of this Section 7.

7.6                               Return of Security Deposit or Letter of Credit.  Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within forty-five (45) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8.                                      NO SECURITY INTEREST IN TENANT’S PROPERTY.  Landlord hereby waives any right to claim a security interest or lien right in Tenant’s Property (hereinafter defined).  Landlord hereby agrees to execute a waiver and agreement in Landlord’s commercially reasonable form for the benefit of any national banking association or institutional lender of Tenant (provided, however, that it is understood and agreed by Tenant that the foregoing provisions shall not affect the prohibition set forth in Section 26.13 hereof).

9.                                      UTILITIES, LANDLORD’S SERVICES

9.1                               Electricity.  Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises, as additional rent, based on separate meters installed as part of the Landlord Work.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.2                               Water.         Tenant shall pay all charges for water furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on separate checkmeters installed as part of the Landlord Work.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure water furnished to the Premises and any equipment exclusively serving the same.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord based on Landlord’s reading of such checkmeter or directly to the supplier thereof, at Landlord’s election, in either case without mark-up by Landlord.

9.3                               Gas.  Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on separate meters installed as part of the Landlord Work.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure gas furnished to the Premises and any equipment exclusively serving the same.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.4                               Other Utilities. Subject to Landlord’s reasonable Rules and Regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5                               Interruption or Curtailment of Utilities.

(a)                                 When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than three business days’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems (Landlord agreeing to use commercially reasonable efforts to (A) minimize the duration of any such interruption and (B) schedule such interruptions that are planned by Landlord, if any, after Tenant’s normal business hours; if such duration is reasonably expected to be for greater than 24 hours during any of Tenant’s normal business hours (as defined in Section 2.4(a) above), then Landlord shall provide alternate services during such period).  Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b)                                 Notwithstanding anything to the contrary in this Lease contained, if the Premises are rendered untenantable, in whole or in part, due to the failure of Landlord to (i) provide any of Landlord’s Services, or (ii) Landlord’s failure to provide reasonable means of access or egress to/from the Premises or to perform its repair or maintenance obligations such that, in either event, for the duration of the Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises (the “Affected Portion”) is materially and adversely affected and if Tenant ceases to use the Affected Portion in the ordinary course as the direct result of such lack of service or failure, then, provided that Landlord’s inability to cure such condition is not caused by the negligence or willful misconduct of any of the Tenant Parties, Base Rent, and additional rent on account of Operating Costs and Taxes shall be abated in proportion to such untenantability until the day such condition is completely corrected commencing on the first (1st) day of such lack of service or the date on which Landlord received notice of such failure, as the case may be.  For purposes hereof, the

“Interruption Cure Period” shall be defined as (A) three (3) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing the lack of service in the Affected Portion or lack of reasonable means of access/egress to/from the Premises, or (B) ten (10) consecutive business days after receipt of written notice from Tenant of the Landlord default in its repair and maintenance obligations (which written notice shall indicate that such default is causing such material and adverse effects on Tenant’s business operations in the ordinary course) (such notice by Tenant to Landlord under subsection (A) or (B), the “Interruption Notice”). If the Interruption Notice indicates that the interruption event giving rise to a rent abatement pursuant to this paragraph materially and adversely interferes with Tenant’s use of at least 50% of the Premises (as measured in rentable square feet) or a portion of the Premises necessary to conduct Tenant’s research and development or light manufacturing uses substantially in the ordinary course, and, despite Tenant’s good faith efforts to take reasonable prudent measures and safeguards to avoid such interference and/or effects, such event materially and adversely interferes with Tenant’s use of at least 50% of the Premises (as measured in rentable square feet) or portion of the Premises necessary to conduct Tenant’s research and development or light manufacturing uses substantially in the ordinary course for a period of at least three hundred sixty-five (365) consecutive days after the Interruption Notice, then provided that Landlord’s inability to cure such condition is not caused by the negligence or willful misconduct of any of the Tenant Parties, Tenant may elect to terminate this Lease upon at least thirty (30) days’ written notice to Landlord; provided, however, if such interruption event ceases within such 30 day period, then Tenant’s termination notice shall be null and void. The provisions of this Section 9.5(b) shall not apply in the event of Casualty or Taking (which shall be governed by Section 15 below).

9.6                               Landlord’s Services.  Subject to reimbursement to the extent provided pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof (“Landlord’s Services”).

10.                               MAINTENANCE AND REPAIRS

10.1                        Maintenance and Repairs by Tenant.  Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and lighting therein, electrical equipment wiring, doors, non-structural walls, and floor coverings, reasonable wear and tear and damage by Casualty excepted.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, life-safety, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances to the extent exclusively serving the Premises.  Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning equipment servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2                        Maintenance and Repairs by Landlord.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain and keep in good condition, consistent with first class office and laboratory buildings, the components of the Building constructed by Landlord or its predecessors-in-interest, including the Landlord’s Work, Building foundation, the roof and roof systems, Building structure, exterior wall system, façade, weight bearing walls, windows, structural floor and ceiling slabs and columns and the common components of life-safety, sanitary, electrical, heating, air conditioning, plumbing, security, mechanical and other Building systems.  In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable first class buildings in the vicinity of the Premises.

10.3                        Accidents to Sanitary and Other Systems.  Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises (provided that it shall not be a default of Tenant if it fails to do so).  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4                        Floor Load—Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry (i.e. 150 pounds per square foot) and which is allowed by Legal Requirements.  Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, unusually bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight.  Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same.  If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving, except to the extent resulting from Landlord’s negligence or willful misconduct.  Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11.                               ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1                        Landlord’s Consent Required.  Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor, which approval of contractor(s) and schedule shall not be unreasonably withheld, conditioned or delayed (and shall not require Tenant to conduct such Alterations after normal business hours or on weekends except as otherwise expressly required pursuant to this Lease or as may be required pursuant to Section 11.3 below).  Notwithstanding anything to the contrary, in no event shall any Alterations involve the removal of any improvements made by, or paid for by, Landlord without Landlord’s prior approval in Landlord’s sole discretion.  Landlord shall respond to any request for approval of Alterations within ten (10) Business Days after receipt of the foregoing required information and shall promptly notify Tenant if any submission is incomplete.  Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any Alterations that are purely decorative in nature nor with respect to non-structural Alterations costing less than $250,000 in any one instance (and $750,000 in the aggregate per year) so long as such Alterations do not materially adversely affect the roof, Building systems or Building exterior (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with reasonably detailed written notice thereof. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment, provided that such vendors are available at commercially reasonable rates.  Tenant shall not make any amendments or additions to plans and specifications (other than minor amendments in the nature of field changes) approved by Landlord without Landlord’s prior written consent (the standard of which consent shall be governed by the provisions of this Section 11).  Landlord’s approval of Alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the roof (other than the Rooftop Premises) and/or materially and adversely affecting any building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration adversely affecting the Building structure, with Tenant being obligated to provide Landlord with reasonable evidence that such Alteration does not adversely affect any portion of the Building structure.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall provide Tenant with copies of Landlord Work Plans and all other plans for the Building in Landlord’s possession or control.  Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant.  Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate (provided that Tenant shall not be required to conduct such Alterations after normal business hours or on weekends except as otherwise expressly required pursuant to Section 11.2 or as may be required pursuant to Section 11.3).  If Tenant shall make any Alterations (other than Tenant’s Work, except to the extent set forth in the immediately following sentence) that are specialized Alterations inconsistent with first class office and laboratory improvements then-customarily found in similar buildings in the Town of Lexington, Massachusetts (“Specialty Alterations”) (and expressly excluding any non-structural Alterations to the office areas of the Premises and any matters identified as “Tenant” in the Matrix), then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to remove such Specialty Alterations and repair any damage to the Premises caused by such removal (which election shall be made at the time of Landlord’s approval of such Alterations).  In addition, Tenant acknowledges that Landlord has the right to designate any Specialty Alterations associated with Tenant’s light manufacturing operations in the Premises for removal at the time that Landlord approves Tenant’s plans for Tenant’s Work (but Landlord shall have no right to require the removal of any other portion of Tenant’s Work to the extent the Final Construction Drawings are consistent with Exhibit 3C attached hereto). Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations susceptible to the creation of record drawings within sixty (60) days after completion thereof.  During the Term only, Tenant shall be treated as the owner of all Alterations for all purposes under this Lease, including but not limited to the depreciation of such Alterations.

11.2                        After-Hours.  Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 6:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site.  Accordingly, Landlord and Tenant agree as follows:  Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”).   In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours.  From and after the Execution Date, Landlord shall include substantially similar provisions in any other leases at the Building and shall not enforce such provisions in a discriminatory manner.

11.3                        Harmonious Relations.  Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use creates, or is reasonably expected to create, any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof.  In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.  From and after the Execution Date, Landlord shall include substantially similar provisions in any other leases at the Building and shall not enforce such provisions in a discriminatory manner.

11.4                        Liens.  No Alterations shall be undertaken by Tenant until (i) Tenant obtains statutory waivers of liens from all contractors for such Alteration; and (ii) with respect to work (excluding Tenant’s Work performed by, through or under The Richmond Group, Inc.)  in excess of $600,000 in the aggregate, Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors.  Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within fifteen (15) days after notice thereof, at Tenant’s expense by filing the bond required by law or otherwise.

11.5                        General Requirements.  Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction Rules and Regulations, all insurance requirements of this Lease and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of the performance of such Alterations.  Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 14 hereof or in such other reasonable amounts as Landlord shall require, and (iii) cause such contractors submit binders or other evidence of insurance evidencing such coverage to Landlord prior to the commencement of any such Alterations.

12.                               SIGNAGE

12.1                        Restrictions.  Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed so long as it complies with the signage guidelines attached hereto as Exhibit 11 (the “Signage Guidelines”)).  Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises visible from the exterior of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building. No blinds may be put on or in any window or elsewhere if visible from the exterior of the Building without Landlord’s reasonable prior consent.

12.2                        Exterior Signage.  Provided that and for so long as Tenant meets the Occupancy Threshold, Tenant shall have the right to erect and maintain one (1) sign on the exterior of the Building at the entrance to the Premises ( the “Exterior Signage”), provided (i) the Exterior Signage complies with the Signage Guidelines and all Legal Requirements (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) the location of the Exterior Signage shall be subject to Landlord’s reasonable approval, (iii) the materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the Term hereof or upon Landlord’s written demand after the failure of Tenant to comply with the provisions of this Section 12.2, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof.  Tenant shall have the right, from time to time throughout the term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2. Landlord shall list Tenant on any multi-tenant Building monument signage maintained by Landlord in a manner comparable to those listings provided to other tenants in the Building.  In no event shall Landlord disapprove of the inclusion of Tenant corporate branding and logo (which may include the use of Tenant’s name) on any of Tenant’s signage.  Neither Landlord nor any of its affiliates shall make or permit any improvements to the Property that would adversely affect the visibility of signage installed by Tenant pursuant to this Section 12.2 from Hartwell Avenue.

13.                               ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1                        Landlord’s Consent Required.  Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, mortgage, license, transfer or encumber this Lease or the Premises in whole or in part whether by changes in the control of Tenant (other than as the result of transfers of interests among parties holding a direct or indirect interest in Tenant),  or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”).  Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease.  No Transfer shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.  In no event shall the issuance of any beneficial interests in Tenant or any entity holding an interest in Tenant or the trading of any stock in any entity directly or directly holding an interest in Tenant on a nationally-recognized stock exchange be deemed to result in a Transfer hereunder.

13.2                        Landlord’s Recapture Right

(a)                                 Tenant shall, prior to entering into any Transfer (other than a Permitted Transfer (hereinafter defined)) for all or substantially all of the balance of the Term of this Lease and affecting fifty percent (50%) or more of the Premises (individually or in the aggregate with other Transfers (other than a Permitted Transfer) in effect) (such a Transfer, a “Material Transfer”), give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Material Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the date on which the Material Transfer is proposed to take effect, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises.  Landlord shall have ten (10) business days within which to respond to the Recapture Notice and, if Landlord accepts Tenant’s Recapture Notice, then this Lease shall terminate with respect to the Recapture Premises effective on the proposed effective date of such Material Transfer as set forth in the Recapture Notice.

(b)                                 If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 10-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above

(c)                                  Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of ten (10) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3                        Standard of Consent to Transfer.  If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and: (a) with respect to any assignment of this Lease or a sublet of all or substantially all of the Premises, has a tangible net worth and other financial indicators at least equal to Tenant’s as of the date of the Recapture Notice; and (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building and in any event, shall grant or deny such consent within fifteen (15) business days after Tenant’s request for such consent.

13.4                        Listing Confers no Rights.  The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is (except to the extent of Tenant’s express signage rights provided under Section 12) a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5                        Profits In Connection with Transfers.  Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal and brokerage expenses incurred by Tenant, rent concessions, tenant improvement allowances, and other third party costs incurred by Tenant in connection with such Transfer and the depreciated value (in accordance with generally accepted accounting principles) of the cost of Alterations performed at Tenant’s expense to prepare the Premises for Tenant’s use and occupancy (i.e amounts in excess of Landlord’s Contribution), prorated according to the fraction of rentable area of the Premises affected the Transfer, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6                        Prohibited Transfers.  Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease (it being understood and agreed that if Tenant cures any default(s) within the applicable cure period(s) provided in Section 20 below, then Tenant shall thereafter be entitled to make the Transfer in question).  Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency so long as no other portion of the Building is leased to a governmental agency; (b) any tenant, subtenant or occupant of other space in the Building provided that comparable space is then available for lease in the Building; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the three (3) months immediately preceding such proposed Transfer.

13.7                        Permitted Transfers.

(a)                                 Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, to (i) make a Transfer to an Affiliate, and (ii) to assign all of its right, title and interest in and to the Premises pursuant to this Lease to a Successor, provided that, in the event of an assignment of Tenant’s interest in this Lease (except as the result of a merger), such Affiliate or Successor, as the case may be, and Tenant execute and deliver to Landlord a commercially reasonable assignment and assumption agreement whereby such Affiliate or Successor, as the case may be, shall agree to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby such Affiliate or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such assignment, continue to be binding upon it with respect to all future Transfers.

Tenant shall deliver such assignment and assumption agreement to Landlord prior to the effective date of such assignment unless Tenant is contractually or legally prohibited from doing so, in which event such agreement shall be delivered to Landlord within ten (10) days after the effective date thereof.  For the purposes hereof, an “Affiliate” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant.  For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, or any other corporate reorganization of Tenant, provided that the surviving entity shall have a net worth and other financial indicators at least equal to Tenant’s immediately prior to such event.

(b)                                 Notwithstanding any provision to the contrary in this Lease, occupancy of less than five thousand (5,000) rentable square feet of the Premises by companies, firms or other entities (i) who are members of a group with whom Tenant has a contractual or other relationship providing for cooperative or collaborative research or development work, who are or typically would be located by Tenant in one of its facilities, and/or (ii) in which Tenant has a beneficial interest and which are actively engaged in research activities using technology, techniques and/or equipment developed by Tenant, shall not be a Transfer for the purposes of this Section 13 and shall be permitted without the necessity of obtaining Landlord’s consent thereto, but Tenant shall provide Landlord with prior written notice thereof (which notice shall include the identity of such entities, the number of square feet in occupancy by such entities and such other information reasonably required for financing, insurance and other risk management purposes, but which notice may otherwise be limited in detail to the extent required by applicable confidentiality agreements).

(c)                                  Notwithstanding any provision to the contrary in this Lease, occupancy of less than five thousand (5,000) rentable square feet of the Premises by companies, firms or other entities who are Tenant’s vendors, customers and/or suppliers, who are or typically would be located by Tenant in one of its facilities shall not be a Transfer for the purposes of this Section 13 and shall be permitted without the necessity of obtaining Landlord’s consent thereto, but Tenant shall provide Landlord with prior written notice thereof (which notice shall include the identity of such entities, the number of square feet in occupancy by such entities and such other information reasonably required for financing, insurance and other risk management purposes, but which notice may otherwise be limited in detail to the extent required by applicable confidentiality agreements).

(d)                                 Notwithstanding the provisions of this Section 13.7, no transaction or series of transactions which are effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Section 13) shall be permitted pursuant to this Section 13.7.

(e)                                  Transfers not requiring Landlord consent pursuant to this Section 13.7 are referred to herein as “Permitted Transfers.”

14.                               INSURANCE; INDEMNIFICATION; EXCULPATION

14.1                        Tenant’s Insurance.

(a)                                 Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than Two Million Dollars ($2,000,000) per occurrence, Three Million ($3,000,000) in the aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord if consistent with limits carried by similar tenants at similar properties in the vicinity (but in any event such amounts shall not be increased more often than once every five years commencing at the conclusion of the fifth (5th) Rent Year). Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations under Section 14.2 below.  Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and such persons claiming by, through or under them identified by Landlord in writing, if any, as additional insureds.

(b)                                 Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s Rooftop Equipment (collectively, “Tenant’s Property”).  Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)                                  Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such twelve (12) month period.

(d)                                 Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(e)                                  The insurance required pursuant to Sections 14.1(a), (b), (c) and (d) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers reasonably approved by Landlord, with a rating of not less than “A-/VII” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies.  Tenant s Insurance Policies shall not be canceled or modified by Tenant without at least thirty (30) days’ prior written notice, ten (10) days for nonpayment of premium, to each insured named therein.  Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter prior to the expiration of each policy, Tenant shall deliver to Landlord certificates evidencing the coverage required hereunder with evidence satisfactory to Landlord of the payment of all premiums for such policies.  In the event of any claim, and upon Landlord’s request from time to time, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies.  Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2                        Indemnification.

(a)                                 Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i)                                     Tenant’s breach of any covenant or obligation under this Lease;

(ii)                                  Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon or at the Premises; and

(iii)                               Any injury to or death of any person, or loss of or damage to property (A) arising out of the use or occupancy of the Premises by any of the Tenant Parties, and (B) at the Property arising out the negligence or willful misconduct of any of the Tenant Parties.

(b)                                 Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, Landlord shall defend, indemnify and save the Tenant Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i)                                     Landlord’s breach of any covenant or obligation under this Lease; and

(ii)                                  Any injury to or death of any person, or loss of or damage to property at the Property arising out the negligence or willful misconduct of any of the Landlord Parties.

14.3                        Property of Tenant.  Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4                        Limitation of Landlord’s Liability for Damage or Injury.  Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties or Landlord’s breach of this Lease and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has active and actual knowledge of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to have constituted negligence or willful misconduct, and (ii) the expiration of a reasonable time after notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property.  Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any property loss which is covered by insurance policies actually carried or required to be carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work.  Nothing in this Section 14.4 shall derogate or diminish Landlord’s obligations under Section 10.2 above.

14.5                        Waiver of Subrogation; Mutual Release.            Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

14.6                        Tenant’s Acts—Effect on Insurance.  Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein of which Tenant has prior written notice (Landlord acknowledging that the use of the Premises for the Permitted Uses, generally, is not in violation of the provisions of this sentence).  If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall cease the applicable acts or reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

14.7                        Landlord’s Insurance.  Landlord shall take out and maintain in force throughout the term hereof, in a company or companies authorized to do business in the Commonwealth of Massachusetts: (a) property insurance on the Building (exclusive of Tenant’s Property, Tenant-Insured Improvements and personal property of, and alterations by, other tenants or occupants) in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering fire, vandalism, malicious mischief, extended coverage and so-called “all risk”; (b) rental interruption insurance sufficient to cover at least twelve (12) months of rents from the Property and Landlord’s rental losses during such 12-moonth period, and (c) commercial general liability insurance against claims of bodily injury(including, without limitation, sickness, disease, and death resulting therefrom) and property damage which may be claimed to have occurred from and after the date any of the Tenant Parties shall first enter the Premises arising out of Landlord’s operation of the Property of not less than Two Million Dollars ($2,000,000).  Landlord shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000).  Such liability policy shall also include contractual liability coverage covering Landlord’s liability assumed under this Lease under Section 14.2.  The foregoing insurance may be maintained in the form of a blanket policy covering the Property as well as other properties owned by Landlord and Landlord’s affiliates.  The insurance required pursuant this paragraph shall be effected with insurers with a rating of not less than “A-/VII” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Landlord’s insurance policies may include deductibles in an amount no greater than the greater of $20,000 during the Initial Term of this Lease or commercially reasonable amounts thereafter. Landlord shall deliver to Tenant certificates evidencing the coverage required hereunder upon Tenant’s request.

15.                               CASUALTY; TAKING

15.1                        Damage.  If the Premises or any appurtenant areas of the Building or Property necessary to provide access to the Premises or services to, or rights of, Tenant as required hereunder (collectively, the “Restoration Areas”) are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Restoration Areas are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall, subject to the last sentence of this Section 15.1, restore the Restoration Areas to substantially the same condition as existed prior to such Casualty, or in the event of a partial Taking which affects the Restoration Areas, restore the remainder of the Restoration Areas not so Taken to substantially the same condition as is reasonably feasible.  If any other portion of the Building is damaged by Casualty or Taking, then Landlord may elect not to restore the same so long as the affected portions of the Building (other than the Restoration Areas) are otherwise repaired in a manner consistent with first class office and laboratory use.  If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense (subject to the amount of insurance proceeds received by Tenant or that would have been received by Tenant had it been maintaining the coverages required under this Lease).  Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall use good faith efforts to obtain all required permits therefor and to thereafter promptly commence and diligently prosecute restoration so as to substantially complete restoration of the Premises within twelve (12) months after the date of the Casualty with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after the date of the Casualty in the case of restoration of less than 50% of the Building.  During such restoration, Landlord shall have the right to relocate Tenant’s Parking Spaces in accordance with Section 1.3(b) above.  Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible.  Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Restoration Areas.  In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building.  “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all reasonable third party costs and expenses, including adjusters and attorney’s fees, of obtaining the same.  In the fiscal year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy.  Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2                        Termination Rights.

(a)                                 Landlord’s Termination Rights.  Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if: (i) any material portion of the Building or all reasonable means of access thereto is taken; (ii) more than thirty-five percent (35%) of the Building is damaged by Casualty; (iii) if the estimated time to complete restoration, as provided to Tenant by Landlord within ninety (90) days following the occurrence of such Casualty (based on a good faith estimate by a qualified general contractor), exceeds twelve (12) months from the date of Casualty; or (iv) if the estimated cost of Landlord’s restoration obligations exceeds the amount of the insurance proceeds released by Landlord’s Mortgagee for such purpose by more than $1,000,000. Landlord shall not exercise its termination rights pursuant to this Section 15.2(a) unless Landlord is terminating the leases of all tenants at the Building.

(b)                                 Tenant’s Termination Rights.

(i)                                     If (A) this Lease is not terminated and Landlord fails to complete restoration of the Premises, base Building systems serving the same, reasonable means of access to the Premises and the parking areas serving Tenant (collectively, the “Primary Areas”) within the time frames and subject to the conditions set forth in Section 15.1 above, or (B) if the estimated time to complete restoration of the Primary Areas (as provided pursuant to the immediately preceding paragraph) exceeds the timeframes set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.

(ii)                                  In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall notify Tenant thereof.  If such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(iii)                               The remedies set forth in this Section 15.2 are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)                                  Either Party May Terminate.  In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term and the restoration of the Restoration Areas is estimated to take greater than twenty-five percent (25%) of the then-remaining Term, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.  If this Lease is terminated as a result of any Casualty or Taking, Landlord shall promptly refund to Tenant any rent and other payments paid prior to such termination but relating to periods from and after such termination.  Landlord shall not exercise its termination rights pursuant to this Section 15.2(c) unless Landlord terminates the leases of all tenants at the Building.

(d)                                 Automatic Termination.  In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)                                  Rent Abatement.  Following any Casualty or Taking, the Rent under this Lease shall be equitably abated for the period of any restoration of the Premises and a reasonable means of access thereto and a reasonable additional period thereafter for the restoration of any Tenant-Insured Improvements, such abatement to be based on the portion of the Premises rendered untenantable on account of the Casualty or Taking.

15.3                        Taking for Temporary Use.  If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue and Tenant shall be entitled to all of the proceeds of such temporary taking to the extent relating to periods of time within the Term.  For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4                        Disposition of Awards.  Except for any separate award for Tenant’s movable trade fixtures and relocation expenses (provided that the same may not reduce Landlord’s award), and unamortized leasehold improvements paid for by Tenant (i.e., in excess of Landlord’s Contribution and any other improvements paid for by Landlord), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant may pursue its own claim against the Taking authority.

16.                               ESTOPPEL CERTIFICATE.  Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not, to the knowledge of Tenant, Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.  Landlord shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Tenant execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not, to the knowledge of Landlord, Tenant is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Tenant may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective Transferee, or any lender or prospective lender of any Tenant. Time is of the essence with respect to any such requested certificate, the parties hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.  In the case of any discrepancy between the Lease and the Estoppel Certificate, the Lease shall govern.

17.                               HAZARDOUS MATERIALS

17.1                        Prohibition.  Except for standard office, cleaning and maintenance supplies used in ordinary amounts and stored in proper containers in compliance with all Environmental Laws, Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers and Hazardous Materials in compliance with the following provisions of this Lease, provided that Tenant shall not be entitled to store more than Tenant’s Share of inflammable materials allowable pursuant to applicable Legal Requirements at the Building without Landlord being required to hold the license therefor; and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 7 attached hereto or otherwise required in the normal operation of Tenant’s business (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number and size of which shall be reasonably determined by Landlord, but in no event shall the Premises be required to contain less than Tenant’s Share of the fire control and chemical storage areas permitted in the Building throughout the Term) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good medical practice.  Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  On or before each anniversary of the Rent Commencement Date, and additionally at Landlord’s request (made no more often than once per Rent Year) in connection with a sale or financing of all or any portion of Landlord’s interest in the Property, Tenant shall submit to Landlord an updated list of the types and quantities of Tenant’s Hazardous Materials. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1 subject to the provisions of Section 2.4 of this Lease.  Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials) good medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

17.2                        Environmental Laws.  For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental and human health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts.  Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the Town of Lexington and the reasonable requirements of any insurer of the Building or the Premises (provided that the same are consistent with those applicable to similar uses in similar buildings in the areas) with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3                        Hazardous Material Defined.  As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law.  The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4                        Testing.  If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials, such testing is required as a result of the acts or omissions of any of the Tenant Parties, and such testing discovers a violation of the provisions of this Section 17 by Tenant, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable third party costs thereof, together with interest at the Default Rate until paid in full.  Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.

17.5                        Indemnity; Remediation.

(a)                                 Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in amounts in excess of Reportable Quantities or Reportable Concentrations (as those terms are defined in Environmental Laws) or in amounts requiring a response action pursuant to any Environmental Law in the Premises, the presence of which is caused by any act or (where Tenant has a duty to act) omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17.  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable third party costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building based upon the circumstances identified in the first sentence of this Section 17.5.  The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease for a period of five years.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property in amounts in excess of Reportable Quantities or Reportable Concentrations (as those terms are defined in Environmental Laws) or in amounts requiring a response action pursuant to any Environmental Law is caused by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.  For the avoidance of doubt, the parties acknowledge that Tenant’s Remediation with respect to the Property shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Permitted Uses.  The provisions of this Section 17.5 shall survive the expiration or earlier termination of the Lease for a period of five years.

(b)                                 Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in Environmental Laws; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c)                                  In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)                                     provided that Landlord does not permit occupancy of the Premises prior to the completion of Tenant’s Remediation, until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)                                  Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d)                                 The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease for a period of five years.

17.6                        Disclosures.  In connection with bringing any Hazardous Material into any part of the Property, Tenant shall maintain and, upon Landlord’s request, deliver to Landlord (subject to the provisions of Section 26.16) the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all non-proprietary plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other non-proprietary information reasonably requested by Landlord.

17.7                        Removal.  Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises.  Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of waste, Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.8                        Landlord’s Obligations.  Landlord shall, at its sole cost and expense, comply with all Environmental Laws with respect to the existence of Hazardous Materials in, on or at the Property as of the Execution Date.  Landlord agrees to indemnify, defend and hold the Tenant Parties harmless from and against any and all Claims against any of the Tenant Parties arising out of (a) the existence of Hazardous Materials in, on, under or at the Property as of the Execution Date except to the extent that any of the Tenant Parties exacerbates a release of the same that occurred prior to the Execution Date, and (b) the release by any of the Landlord Parties of any Hazardous Materials in, on, under or at the Property in excess of Reportable Quantities or Reportable Concentrations.  This indemnification of the Tenant Parties by Landlord includes, without limitation, reasonable third party costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building based upon the circumstances identified in the first sentence of this Section 17.8.  The indemnification and hold harmless obligations of Landlord under this Section 17.8 shall survive the expiration or any earlier termination of this Lease for a period of five years.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property in amounts in excess of Reportable Quantities or Reportable Concentrations (as those terms are defined in Environmental Laws) or in amounts requiring a response action pursuant to any Environmental Law is caused by any of the Landlord Parties and results in any contamination of any part of the Property or any adjacent property, Landlord shall promptly take all actions at Landlord’s sole cost and expense as are necessary to remediate the same to levels below Reportable Quantities or Reportable Concentrations. In addition, if the presence of any Hazardous Material in the Building or otherwise in the Property in amounts in excess of Reportable Quantities or Reportable Concentrations (as those terms are defined in Environmental Laws) or in amounts requiring a response action pursuant to any Environmental Law is caused by any of the other tenants of the Building and results in any contamination of any part of the Building, Landlord shall promptly take, or cause to be taken, all actions at Landlord’s sole cost and expense as are necessary to remediate the same to levels below Reportable Quantities or Reportable Concentrations. For the avoidance of doubt, the parties acknowledge that Landlord shall not be required to remediate any contamination to levels or standards more stringent than those associated with the Permitted Uses.

18.                               RULES AND REGULATIONS.

18.1                        Rules and Regulations.  Tenant will faithfully observe and comply with all reasonable rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property of which Tenant has prior written notice (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 8.  In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control.  Landlord agrees to enforce the Rules and Regulations against all tenants of the Building in a uniform and non-discriminatory manner, but Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2                        Energy Conservation.  Landlord may institute upon written notice to Tenant such reasonable policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease.  Upon receipt of such notice, Tenant shall comply with the Conservation Program provided that Tenant shall have no obligation to incur any additional costs (other than de minimis costs) or alter any of its operations in the Premises in a manner that could adversely affect Tenant’s business to do so.  Landlord shall consult with Tenant prior to implementing any Conservation Program.

18.3                        Recycling.  Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.                               LAWS AND PERMITS.

19.1                        Legal Requirements.  Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Alterations made by or on behalf of Tenant to, the Premises, as opposed to office and laboratory use, generally.  Tenant shall furnish all data and information to governmental authorities, with a copy of any non-proprietary information to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building.  If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord (provide that failure to do so shall not be deemed to be a default hereunder).  Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.  Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the Building as a combination laboratory, research and development and office building, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with, and subject to the limitations set forth in, the provisions of Section 5.2.

19.2                        Required Permits.  Tenant shall, at Tenant’s sole cost and expense, use diligent good faith efforts to apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business and/or Tenant’s Rooftop Equipment (collectively, the “Required Permits”), as soon as reasonably possible, and in any event shall not undertake any operations or use of Tenant’s Rooftop Equipment unless all applicable Required Permits are in place.  Tenant shall thereafter maintain all Required Permits.  Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit.  Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits.

19.3                        Traffic Management.  Tenant acknowledges that the Property is subject to a traffic mitigation and/or management plan, a copy of which is attached hereto as Exhibit 10 (the “PTDM”). Tenant agrees not to violate the terms of the PTDM applicable to tenants of the Building.  Tenant shall, at Tenant’s sole expense, for so long as the PTDM remains applicable to the Property, (a) participate in the Hartwell Avenue Transportation Management Association, (b) to the extent required by the PTDM, allow employees at the Premises to set-aside pre-tax funds as allowable under the Commuter Choice provision of the Federal tax code, and (c) reasonably cooperate with Landlord in (i) connection with Landlord’s reporting obligations under the PTDM and any amendments thereto, and (ii) encouraging employees to avoid vehicle trips at peak commuting hours and to seek alternate modes of transportation.  The costs incurred by Landlord in connection with compliance with the PTDM shall be included in Operating

Costs.

20.                               DEFAULT

20.1                        Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)                                 If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b)                                 If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein, following notice and an additional five (5) day period in which to cure such failure;

(c)                                  If Tenant shall fail to maintain any insurance required hereunder;

(e)                                  If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)                                   If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof, and Tenant does not cure such default with ten (10) days following notice from Landlord;

(g)                                  The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(h)                                 If Tenant shall make an admission in writing of Tenant’s inability to pay its debts generally as they become due;

(i)                                     If Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(j)                                    If an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or a material property of Tenant and a sale of any of its assets shall be held thereunder;

(k)                                 If the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter;

(l)                                     If a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within sixty (60) days;

(m)                             If any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding; or

(n)                                 If there occurs an event expressly referred to as a material default by Guarantor under the Guaranty.

Wherever “Tenant” is used in subsections (h), (i), (j), (l) or (m) of this Section 20.1, it shall be deemed to include any guarantor of any of Tenant’s obligations under this Lease, including Guarantor.

20.2                        Remedies.  Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date.  Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder.  Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant.  The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3                        Damages - Termination.

(a)                                 Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)                                     the amount (discounted to present value at the rate of eight percent (8%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)                                  amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)                                 In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c)                                  Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)                                 Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.  After a termination of this Lease pursuant to this Section 20, Landlord will use reasonable efforts to relet the Premises after Tenant vacates the Premises; however, the marketing of the Premises in a manner similar to the manner in which Landlord markets other premises in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.”  In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s reasonable judgment, will be unacceptable, (iii) relet the Premises prior to leasing any other vacant space in the Building, suitable for the use of the prospective tenant, (iv) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease.  Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Property, and the financial responsibility of any such replacement tenant.

(e)                                  In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages.

20.4                        Landlord’s Self-Help.  If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, after the expiration of the cure periods set forth in Section 20.1 above and upon reasonable advance notice (except that in an emergency or if any such default constitutes a violation of Legal Requirements no notice shall be required and Landlord shall not be required to wait for the expiration of such cure periods), immediately, or at any time thereafter, perform the same for the account of Tenant.  Tenant shall pay to

Landlord upon demand therefor any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.

20.5                        Waiver of Redemption, Statutory Notice and Grace Periods.  Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.  Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6                        Landlord’s Remedies Not Exclusive.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7                        No Waiver.  Either party’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8                        Restrictions on Tenant’s Rights.  During the continuation of any monetary or material non-monetary Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9                        Landlord Default.

(a)                                 Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 and thereafter diligently prosecute such cure to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.  Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim for damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above.  In addition, other than as set forth in Section 9.6(b). Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease except as expressly set forth in Section 20.9(b) below.

(b)                                 If Landlord is in default (determined in accordance with Section 20.9(a) above) under any provision of this Lease other than Section 3 hereof (it being understood and agreed that Tenant’s remedies for Landlord’s default of Landlord’s Section 3 obligations are set forth in said Section 3), or if Landlord’s failure to perform any of its obligations hereunder poses an imminent risk of damage or injury to persons or property or constitutes a violation of Legal Requirements and if such default or failure, as the case may be, materially adversely affects Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, then Tenant shall have the right to cure such default or perform such obligation which Landlord failed to perform, as the case may be, on Landlord’s behalf (provided that Tenant shall not violate or render void any warranties maintained by Landlord of which Tenant has prior written notice, and in no event shall any such cure affect any other tenant in the Building), in which event Landlord shall reimburse Tenant within thirty (30) days after receipt of a reasonably detailed invoice for all reasonable costs and expenses incurred by Tenant in connection therewith, together with interest at the Default Rate.  Tenant’s self-help rights under this Section 20.9(b) shall be exercised by Tenant only (i) with respect to conditions that materially adversely affect Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, and (ii) except in the event of an emergency or a violation of Legal Requirements (in either of which events Tenant shall provide notice to Landlord’s designated emergency contact, which notice may be by e-mail or oral, which contact information shall be provided in writing to Tenant and may be changed by Landlord by written notice from time to time), after Tenant has provided Landlord with notice of Tenant’s intention to exercise such right (which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 20.9 and Landlord’s failure to perform the specified obligation will trigger the provisions of this Section 20.9, and which notice shall include a copy of the default notice delivered pursuant to Section 20.9(a) above), and Landlord has failed to commence action to remedy the condition complained of within ten (10) days after its receipt of such notice (or if Landlord commences to do the act required within such ten (10) day period but fails to proceed diligently thereafter).  The provisions of this Section 20.9(b) are personal to uniQure, Inc. and its Successor(s).  If Landlord fails to reimburse Tenant for Tenant’s costs incurred pursuant to this Section 20.9(b) within the aforementioned 30 day period, then Tenant may send Landlord a notice in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE OFF-SET” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 20.9(b) and describing Landlord’s failure to make such reimbursement and, if Landlord fails to reimburse Tenant within ten (10) days following delivery of such notice, then Tenant may off-set such amounts, together with interest at the Default Rate from the date incurred by Tenant, against the Rent due hereunder until Tenant is paid in full (provided that such off-set shall not exceed 15% of the Base Rent due from Tenant in any one month).

21.                               SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1                        Surrender

(a)                                 Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein) broom clean, in the condition in which Tenant was obligated to maintain the same excepting only ordinary wear and tear and damage by fire or other Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord in accordance with Section 11.1 above, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations.  Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)                                 At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials in excess of Reportable Quantities or Reportable Concentrations in compliance with Legal Requirements and to the extent subject to regulation under 105 CMR 120.000 et seq., released for unrestricted use in accordance with 105 CMR 120.243 and 105 CMR 120.245 (the “Surrender Plan”).  The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials used by or on behalf of any Tenant Party in, on, under, at or about the Premises, and (ii) shall be subject to the reasonable review and approval of Landlord’s environmental consultant.  In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request.  On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall deliver to Landlord a certification from a qualified third-party environmental professional reasonably approved by Landlord or an industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials in excess of Reportable Quantities or Reportable Concentrations on account of the use of Hazardous Materials by any Tenant Party and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor reasonably acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below if Tenant is not in compliance with the terms of this subparagraph, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials to the extent set forth above and otherwise available for unrestricted use and occupancy for the Permitted Use.  Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties; however, only the Landlord Parties and Landlord’s lender(s) shall be entitled to rely on the Surrender Report.  If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the reasonable third party cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand.  Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term for a period of five (5) years.

(c)                                  No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

21.2                        Abandoned Property.  After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.  If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3                        Holdover.  If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the last applicable rate of Base Rent for the first 30 days of such holdover and thereafter 200% of the last applicable rate of Base Rent payable during the Term, which such Base Rent shall be prorated on a per diem basis for partial months, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) if such holdover continues for more than 30 days, Tenant shall be liable for all actual damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

22.                               MORTGAGEE RIGHTS

22.1                        Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”) so long as the applicable Mortgagee and Tenant execute a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”), (the form of SNDA attached hereto as Exhibit 13 being deemed commercially reasonable) or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage.  Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord.  Tenant agrees to execute, acknowledge and deliver (and to cause Guarantor to execute, acknowledge and deliver) such instruments, confirming such subordination and attornment, within fifteen (15) days of request therefor.  Simultaneously with the execution and delivery of this Lease, Landlord, Tenant and Landlord’s current Mortgagee shall enter into an SNDA in form reasonably acceptable to such parties.

22.2                        Notices.  Subject to the terms of any SNDA, Tenant shall give each Mortgagee of which Tenant has been provided prior written notice the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter concurrent with Landlord’s cure period but including such additional time required to take possession of the Premises if such possession is reasonably necessary to cure such default, but not to exceed 180 days in the aggregate) to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3                        Intentionally Omitted.

22.4                        Mortgagee Liability.  Subject to the terms of any SNDA, Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord (other than Tenant’s express offset rights under Sections 3.2, 3.4(d), 9.6(b) and 20.9(b) of this

Lease); (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord, provided that in no event shall the foregoing clauses (i)-(iii) or (v) relieve any such Mortgagee and its successors and assigns from ongoing obligations under this Lease following the date of such succession.

23.                               QUIET ENJOYMENT.  Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, subject to applicable notice and cure periods, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, and any matters of record set forth on Exhibit 12.

24.                               NOTICES.  Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	King 113 Hartwell LLC
c/o King Street Properties
255 Bear Hill Road
Waltham, MA 02451
Attention: Stephen D. Lynch

With a copy to:	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110
Attention: Colleen P. Hussey, Esquire

If to Tenant:	uniQure Inc. a Delaware corporation
c/o Philip Astley-Sparke
8 Amanda Lane
Weston, MA 02493

With a copy to:	DLA Piper LLP (US)
33 Arch Street
Boston, MA 02110
Attn: Geoff Howell, Esq.

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) that do not have a binding legal effect may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above.  Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.  Notices shall be effective (i.e., deemed received) upon the date of receipt or refusal thereof. Notice may be given by counsel to either party.

25.                               GUARANTY.  Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord an original guaranty in the form attached hereto as Exhibit 4 and incorporated herein (the “Guaranty”)

executed by Guarantor as additional security for the payment and performance of certain of Tenant’s obligations hereunder.

26.                               MISCELLANEOUS

26.1                        Separability.  If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

26.2                        Captions.  The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

26.3                        Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Cushman & Wakefield (“Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

26.4                        Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-13 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  In the event of any conflict between any Exhibit and the body of this Lease (including without limitation the Lease Summary Sheet), the body of this Lease shall control.  Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

26.5                        Governing Law.  This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

26.6                        Representation of Authority.  By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with reasonable evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

26.7                        Expenses Incurred by Landlord Upon Tenant Requests.  Tenant shall, upon demand, reimburse Landlord for all reasonable third party expenses, including, without limitation, legal fees, incurred by Landlord in connection with the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer or in connection with a request for a Landlord waiver pursuant to Section 8.  Such costs shall be deemed to be additional rent under this Lease.  Notwithstanding the foregoing, Tenant shall not be obligated to reimburse Landlord for third party expenses incurred in connection with the review and approval of Tenant’s plans and specifications for Tenant’s Work and charged to Landlord by Landlord’s architect and/or engineers to the extent Tenant engages the same architect and/or engineers.

26.8                        Incentives.   Landlord shall reasonably cooperate with Tenant at no material cost and expense to Landlord in making application for forms of state and municipal financial assistance with respect to Tenant’s relocation to the Building.  To the extent Tenant provides Landlord with reasonable evidence that any such state or municipal financial assistance, including without limitation TIFA, is attributable to Tenant’s occupancy of the Premises, then the whole of any economic benefit therefrom shall inure solely to Tenant.

26.9                        Survival.  Without limiting any other obligation of the parties which may survive the expiration or prior termination of the Term, all obligations on the part of Landlord or Tenant to indemnify, defend, or hold the other harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term for three (3) years (or such other period as may be expressly set forth herein).

26.10                 Limitation of Liability.  Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues, insurance and condemnation proceeds, and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease.  This Section 26.10 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.  Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or Tenant or any of the other Landlord Parties or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties or Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease (except pursuant to Sections 17 and/or 21.3).

26.11                 Binding Effect.  The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

26.12                 Landlord Obligations upon Transfer.  Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed to the extent that such covenants and obligations are assumed by Landlord’s successor, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

26.13                 No Grant of Interest.  Notwithstanding anything to the contrary contained herein, Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

26.14                 Prevailing Party.  If any party to this Agreement shall institute an action to enforce the terms hereof, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the party determined to have breached the terms of this Agreement.  An award of reasonable attorneys’ fees and costs shall be determined by the court. The “prevailing party” shall be the party that obtains final judgment in its favor.  If the institution of an action to enforce the terms of this contract is resolved by settlement, the parties will determine what portion, if any, of the injured party’s legal fees and costs will be paid by the breaching party.

26.15                 Force Majeure.  Neither Landlord nor Tenant shall in any event be liable for failure to perform any of its obligations under this Lease when prevented from doing so by causes beyond its reasonable control, including, without limitation, labor disputes affecting the area generally, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish services required under this Lease, or because of war or other emergency, (each, an event of “Force Majeure”); provided, however, in no event shall any such cause limit, affect, delay, detract from, or abate the obligations of either party to make any payments required under this Lease on a timely basis in accordance with the terms and conditions hereof.

26.16                 Confidentiality.

(a)                                 In connection with this Lease, from time to time Tenant has delivered and/or will deliver to Landlord, and the Landlord Parties may observe or have the opportunity to review, certain information about Tenant and/or its affiliates, including but not limited to financial information and other information related to the business operations of Tenant and/or its affiliates (such information whether furnished, observed, or reviewed before or after the Execution Date, whether oral, written, or visual, and regardless of the manner in which it is furnished, observed or reviewed, is collectively hereinafter referred to as “Tenant’s Proprietary Information”).  Tenant’s Proprietary Information does not include, however, information which (1) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 26.16 by Landlord or Landlord’s Engaged Persons (as defined below); (2) was available to Landlord on a non-confidential basis prior to its disclosure by Tenant; or (3) becomes available to Landlord on a non-confidential basis from a person other than Tenant who is not to the knowledge of Landlord or Landlord’s Engaged Persons otherwise bound by a confidentiality agreement with Tenant, or is otherwise not under an obligation to Tenant not to transmit the information to Landlord.

(i)                                     Landlord hereby covenants and agrees (A) to keep all Tenant’s Proprietary Information confidential; (B) not to disclose or reveal any Tenant’s Proprietary Information to any person other than those persons, including without limitation its and its affiliates’ employees, investors, lenders, agents and representatives, whose duties and responsibilities reasonably require that Tenant’s Proprietary Information be disclosed to them in connection with the ownership, financing, and/or sale of any of Landlord’s interest in and to the Property or any portion thereof including the Premises (such persons are hereinafter referred to as “Landlord’s Engaged Persons”); (C) to cause Landlord’s Engaged Persons to observe the terms of this Section 26.16; and (D) not to use any Tenant’s Proprietary Information for any purpose other than in connection with the ownership, financing, and/or sale of any of Landlord’s interest in and to the Property or any portion thereof including the Premises.

(ii)                                  In the event that Landlord is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Tenant’s Proprietary Information, Landlord agrees that it will provide Tenant with reasonable notice of such request or requirement in order to enable Tenant to seek an appropriate protective order or other remedy, to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 26.16.  In any such event Landlord will use reasonable efforts under the circumstances in which disclosure is sought to ensure that all Tenant’s Proprietary Information will be accorded confidential treatment by the entity compelling such disclosure and Tenant shall respond in such a time and manner that does not put Landlord or any of its Engaged Persons at risk of violation of such law or regulation or legal process.

(iii)                               Without prejudice to the rights and remedies otherwise available at law or in equity, Landlord agrees that Tenant shall be entitled to seek equitable relief by way of injunction or otherwise if Landlord or any of Landlord’s Engaged Persons breach or threaten to breach any of the provisions of this Section 26.16.

(b)                                 In connection with this Lease, from time to time Landlord has delivered and/or will deliver to Tenant certain information about the Property, which may include, without limitation, title, zoning, geotechnical, permitting, environmental and operational materials relating to the Property (such information whether furnished, observed, or reviewed before or after the Execution Date, whether oral, written, or visual, and regardless of the manner in which it is furnished, observed or reviewed, is collectively hereinafter referred to as “Landlord’s Proprietary Information”).  Landlord’s Proprietary Information does not include, however, information which (1) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 26.16 by Tenant or Tenant’s Engaged Persons (as defined below); (2) was available to Tenant on a non-confidential basis prior to its disclosure by Landlord; or (3) becomes available to Tenant on a non-confidential basis from a person other than Landlord who is not to the knowledge of Tenant or Tenant’s Engaged Persons otherwise bound by a confidentiality agreement with Landlord, or is otherwise not under an obligation to Landlord not to transmit the information to Tenant.

(i)                                     Tenant hereby covenants and agrees (A) to keep all Landlord’s Proprietary Information confidential; (B) not to disclose or reveal any Landlord’s Proprietary Information to any person other than those persons, including without limitation its and its affiliates’ employees, investors, lenders, agents and representatives, whose duties and responsibilities reasonably require that Landlord’s Proprietary Information be disclosed to them in connection with this Lease (such persons are hereinafter referred to as “Tenant’s Engaged Persons”); (C) to cause Tenant’s Engaged Persons to observe the terms of this Section 26.16; and (D) not to use any Landlord’s Proprietary Information for any purpose other than in connection with this Lease.

(ii)                                  In the event that Tenant is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Landlord’s Proprietary Information, Tenant agrees that it will provide Landlord with reasonable notice of such request or requirement in order to enable Landlord to seek an appropriate protective order or other remedy, to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 26.16.  In any such event Tenant will use reasonable efforts under the circumstances in which disclosure is sought to ensure that all Landlord’s Proprietary Information will be accorded confidential treatment by the entity compelling such disclosure and Landlord shall respond in such a time and manner that does not put Tenant or any of its Engaged Persons at risk of violation of such law or regulation or legal process.

(iii)                               Without prejudice to the rights and remedies otherwise available at law or in equity, Tenant agrees that Landlord shall be entitled to seek equitable relief by way of injunction or otherwise if Tenant or any of Tenant’s Engaged Persons breach or threaten to breach any of the provisions of this Section 26.16.

(c)                                  Landlord will be responsible for any breach of the terms of this Section 26.16 by it and/or Landlord’s Engaged Persons.  Tenant will be responsible for any breach of the terms of this Section 26.16 by it and/or Tenant’s Engaged Persons.

(d)                                 The obligations of the parties under this Section 26.16 shall survive the expiration or prior termination of the Term for three (3) years.

26.17                 Financial Information.  Unless Tenant is traded on a U.S. public stock exchange, Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request may be made no more than two (2) times per year, provided that such limitation shall not apply in the event of a sale or financing of any of Landlord’s interest in the Lease or the property of which the Premises are a part, or if there is an Event of Default by Tenant under this Lease), (a) Tenant’s most recently completed audited statements of income, shareholder’s equity and cash flows statements, and (b) Tenant’s most recently completed balance sheet (audited or reviewed by an independent certified public accountant if available, and certified by an officer of Tenant, if not so reviewed or audited, as being true and correct in all material respects).  Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

KING 113 HARTWELL LLC
By:	King Dickey LLC, its manager
	By:	King Street Properties Investments LLC, its manager

By:
Name:
Title:

TENANT

UNIQURE, INC.

By:	/s/PJ Morgan
Name: PJ Morgan
Title: CFO Treasurer

By:	/s/Jörn Aldag
Name: Jörn Aldag
Title: CEO

Signature Page

EXHIBIT 1A

LEASE PLAN

EXHIBIT 1A, PAGE 1

EXHIBIT 1B

PLAN OF TENANT’S EXCLUSIVE PARKING SPACES AND COMMON PARKING AREA

EXHIBIT 1B, PAGE 1

EXHIBIT 1C

PLAN OF LOCATION OF TENANT’S EMERGENCY BACK-UP EQUIPMENT

EXHIBIT 1C, PAGE 1

EXHIBIT 1D

PLAN OF ROOFTOP PREMISES

EXHIBIT 1D, PAGE 1

EXHIBIT 1E

PLAN OF OUTDOOR PATIO LOCATION

EXHIBIT 1E, PAGE 1

EXHIBIT 1F

PLAN OF ROSO SPACE

EXHIBIT 1F, PAGE 1

EXHIBHIT 1G

PLAN OF UNLEASED SPACE

EXHIBIT 1G, PAGE 1

EXHIBIT 2

LEGAL DESCRIPTION

That certain parcel of land with the buildings and improvements located thereon situate in Lexington in the County Middlesex and Commonwealth of Massachusetts, described as follows:

SOUTHEASTERLY	by the northwesterly line of Hartwell Avenue, three hundred fifty-four and 10/100 feet;

SOUTHERLY	by lot 6 as shown on plan hereinafter mentioned, ten hundred fifty-one and 58/100 feet;

NORTHWESTERLY	by land now or formerly of The United States of America, five hundred eighteen and 89/100 feet; and

NORTHEASTERLY	by lot 4 on said plan, nine hundred ninety-one and 79/100 (79/100) feet.

Said parcel is shown as Lot 5 on said plan (Plan No. 31330B)

All of said boundaries are determined by the Court to be located as shown on a subdivision plan, as approved by the Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 756, Page 132, with Certificate 125282.

The above described land has the benefit of the ditches as approximately shown on Plan filed in Registration Book 685, Page 171, at date of original decree (May 17, 1963).

EXHIBIT 2, PAGE 1

EXHIBIT 3A

MATRIX

113 HARTWELL AVE
Exhibit 3 Landlord’s Work

May 29, 2013

Category	Landlord	Tenant

Exterior sitework to include realigned entrance from Hartwell Ave, curbing and parking at Tenant entrance, final paving and striping of driveway, sealcoat and stripe main parking area, finish landscaping and sidewalks.*

X

New main entrance comprised of extenor metal panel, glass storefront, illuminated monumental fin wall (ready to receive Tenant signage), steel and glass canopy. Vestibule doors and vestibule in painted drywall and drywall ceiling, finished with file border and carpet inset. Skylight and clerestory glass (above stair).

X

Handrail at stair located near main entry and stair finishes.		X

On southern façade generally between column lines 3 and 7 on the Premises Plan new EFIS extenor with new Windows with insulated low E glass. Facade and windows in all other locations comprising Premises will be as-is.

X

Two (2) full height (48") loading docks (one with dock leveler) with overhead doors located within five (5) bay common loading dock.	X

New full height demising wall with 5/8" GWB, 3 5/8" on studs, 16" on center, fire taped and sealed to the deck on vacant side only (open framing on Tenant facing side).	X

Interior demolition of offices, bathroom and shed. Premises to be in broom clean, as-is condition including interior face of exterior walls except between column lines 3 and 7.	X

Raise 8 bays of roof (“High Bay Area”) to height of 24' clear to underside of joists. Includes demolition, new structure, roof drains, new TPO roof and new metal panel on walls.	X

New TPO roof with 15 Year Warranty	X

Install on new 1600 Amp - 480V 3Ph service and one new 400 Amp - 480 V 3Ph service to the location of Tenant electrical closet with distribution panel and disconnect switch for each of the 2 services.	X

Sprinkler: Mains and branch lines in a grid per code with heads turned up. In the High Bay Area mains and branch lines will be removed and capped at the perimeter of the High Bay Area.		X

Install 3" natural gas line stubbed and capped at the demising wall	X

Install 2" domestic water service with backflow preventer stubbed to Premises.	X

Install (2) fire alarm modules to Premises.	X

Fire alarm programming by Tenant using Landlord’s fire alarm contractor		X

Ph pit and 6" Acid waste outlet to be connected to Town sewer, outside of building footprint in new manhole.		X

New underground sewer line tied to Town sewer.		X

Security system, card access system, alarm system and teldata.		X

Exterior patio on south elevation.		X

Any dunnage and associated roofing for equipment. Note: Tenant must use Landlord’s roofing contractor.		X

HVAC		X

Bathrooms: in accordance with all applicable codes and Landlord’s standards.		X

EXHIBIT 3A, PAGE 1

EXHIBIT 3B

LANDLORD WORK PLANS

ARCHITECTURAL DRAWING LIST	STRUCTURAL DRAWING LIST

COVER SHEET	S0.01 GENERAL NOTES
A0.3 SITE PLAN	S0.02 TYPICAL DETAILS
A0.4 FIRST FLOOR DEMO PLAN	S1.01 FIRST FLOOR PLAN
A1.0 FIRST FLOOR PLAN	S1.02 ROOF PLAN
A2.0 REFLECTED CEILING PLAN	S1.03 HIGH ROOF PLAN
A1.1 ROOF PLAN- NEW	S2.01 SECTIONS & DETAILS
A3.0 EXTERIOR ELEVATION	S2.03 SECTIONS & DETAILS
A3.1 EXTERIOR ELEVATIONS	S2.04 SECTIONS & DETAILS
A4.0 ELEVATOR AND STAIR SECTIONS	S2.06 SECTIONS & DETAILS
A5.0 TYPICAL WALL SECTIONS AND DETAILS	S2.07 BRACING ELEVATIONS & DETAILS
A5.1 S.E. WALL SECTIONS AND DETAILS	S3.01 SECTIONS & DETAILS
A5.2 EAST FACADE IMPROVEMENTS	S7.01 SECTIONS & DETAILS
A5.3 REAR FACADE IMRPOVEMENTS
A5.4 RAIDE ROOF SECTIONS AND DETAILS
A6.0 LOADING DOCK SECTIONS
A6.1 ATRIUM ELEVATIONS
A6.2 ENTRY #2 SECTION AND DETAILS
a6.3 ENTRY #3 SECTION AND DETAILS
A6.4 ROOF DETAILS
A7.0 ENLARGED PLANS
A7.1 ENLARGED PLANS
A9.0 DOOR, PANEL, AND STROREFRONT TYPES, AND DOOR SCHEDULE

EXHIBIT 3B, PAGE 1

EXHIBIT 3C

TENANT’S PROGRAM

EXHIBIT 3C, PAGE 1

EXHIBIT 3D

TENANT’S ARCHITECT, HVAC AND MEP ENGINEERS AND GENERAL CONTRACTOR

EXHIBIT 3D, PAGE 1

EXHIBIT 3D, PAGE 2

EXHIBIT 3D, PAGE 3

EXHIBIT 3E

LANDLORD’S WORK CONSTRUCTION SCHEDULE

The dates set forth in this schedule were predicated on the Execution Date occurring prior to June 15, 2013.  The dates set forth herein are not binding in any manner, and in no event shall any of the dates set forth in such schedule be deemed to amend or modify Landlord’s obligations or Tenant’s rights set forth in Section 3 of the Lease.

KING STREET PROPERTIES
BASE BUILDING & UNIQURE ROOF

ID		Task Name	Duration	Start	Finish
1					
2		**UNIQURE AND BASE BUILDING**	**125 days**	**Mon 5/20/13**	**Wed 11/13/13**
3					
4		Design / Engineering	35 days	Mon 5/20/13	Mon 7/8/13
5		Architectural design of raised roof	25 days	Mon 5/20/13	Fri 6/21/13
6		Structural design of raised roof	25 days	Mon 5/20/13	Fri 6/21/13
7		Civil design @ connector road	35 days	Mon 5/20/13	Mon 7/8/13
8		Landscape design @ quad	35 days	Mon 5/20/13	Mon 7/8/13
9		Receive stamped permit drawings	1 day	Mon 6/24/13	Mon 6/24/13
10		Notice to proceed	1 day	Mon 7/1/13	Mon 7/1/13
11					
12		Preconstruction	91 days	Mon 6/24/13	Thu 10/31/13
13		**Buyout**	**29 days**	**Tue 6/25/13**	**Mon 8/5/13**
14		Structural steel	10 days	Tue 6/25/13	Tue 7/9/13
15		Roofing	6 days	Tue 6/25/13	Tue 7/2/13
16		Demolition	10 days	Tue 6/25/13	Tue 7/9/13
17		Building site work	10 days	Tue 6/25/13	Tue 7/9/13
18		Building concrete & rebar	10 days	Tue 6/25/13	Tue 7/9/13
19		Site work	10 days	Tue 7/9/13	Mon 7/22/13
20		Exterior concrete & rebar	10 days	Tue 7/9/13	Mon 7/22/13
21		Framing	10 days	Tue 6/25/13	Tue 7/9/13
22		Metal panel	10 days	Tue 6/25/13	Tue 7/9/13
23		Storefront	10 days	Tue 6/25/13	Tue 7/9/13
24		Elevator	10 days	Tue 6/25/13	Tue 7/9/13
25		Landscape	10 days	Tue 7/9/13	Mon 7/22/13
26		Paving	5 days	Tue 7/30/13	Mon 8/5/13
27		Plumbing	15 days	Tue 6/25/13	Tue 7/16/13
28		HVAC	15 days	Tue 6/25/13	Tue 7/16/13
29		Building electrical	10 days	Tue 6/25/13	Tue 7/9/13
30		Exterior electrical	10 days	Tue 7/9/13	Mon 7/22/13
31		**Submittals and Shop Drawings**	**23 days**	**Wed 7/3/13**	**Mon 8/5/13**
32		Structural steel	10 days	Wed 7/10/13	Tue 7/23/13
33		Roofing	3 days	Wed 7/3/13	Mon 7/8/13
34		Building concrete & rebar	7 days	Wed 7/10/13	Thu 7/18/13
35		Site work	7 days	Tue 7/23/13	Wed 7/31/13

May
June
July
August
Septemb
October
Novemb

Tue 6/25/13

B.W.KENNEDY & CO.
BUILDERS & CONSTRUCTION MANAGERS

1 of 4

EXHIBIT 3E, PAGE 1

KING STREET PROPERTIES
BASE BUILDING & UNIQURE ROOF

ID		Task Name	Duration	Start	Finish
36		Exterior concrete & rebar	7 days	Tue 7/23/13	Wed 7/31/13
37		Metal panel	10 days	Wed 7/10/13	Tue 7/23/13
38		Storefront	10 days	Wed 7/10/13	Tue 7/23/13
39		Elevator	15 days	Wed 7/10/13	Tue 7/30/13
40		Landscape	10 days	Tue 7/23/13	Mon 8/5/13
41		Plumbing	10 days	Wed 7/17/13	Tue 7/30/13
42		HVAC	10 days	Wed 7/17/13	Tue 7/30/13
43		Building electrical	10 days	Wed 7/10/13	Tue 7/23/13
44		Exterior electrical	10 days	Tue 7/23/13	Mon 8/5/13
45		**Procurement**	**81 days**	**Tue 7/9/13**	**Thu 10/31/13**
46		Joists	25 days	Wed 7/17/13	Tue 8/20/13
47		Structural steel	25 days	Wed 7/24/13	Tue 8/27/13
48		Roofing	3 days	Tue 7/9/13	Thu 7/11/13
49		Building rebar	5 days	Fri 7/19/13	Thu 7/25/13
50		Site work	5 days	Thu 8/1/13	Wed 8/7/13
51		Exterior rebar	5 days	Thu 8/1/13	Wed 8/7/13
52		Framing	5 days	Wed 7/17/13	Tue 7/23/13
53		Metal panel	15 days	Wed 7/24/13	Tue 8/13/13
54		Windows	20 days	Wed 7/24/13	Tue 8/20/13
55		Storefront	50 days	Wed 7/24/13	Wed 10/2/13
56		Elevator	65 days	Wed 7/31/13	Thu 10/31/13
57		Landscape	10 days	Tue 8/6/13	Mon 8/19/13
58		Plumbing	5 days	Wed 7/31/13	Tue 8/6/13
59		HVAC	30 days	Wed 7/31/13	Wed 9/11/13
60		Building electrical	30 days	Wed 7/24/13	Wed 9/4/13
61		Exterior electrical	30 days	Tue 8/6/13	Tue 9/17/13
62		**Permitting**	**56 days**	**Mon 6/24/13**	**Wed 9/11/13**
63		Building permit	22 days	Tue 7/2/13	Thu 8/1/13
64		National Grid gas service	50 days	Tue 7/2/13	Wed 9/11/13
65		FAA permit	45 days	Mon 6/24/13	Mon 8/26/13
66		Site plan approval	30 days	Tue 7/9/13	Mon 8/19/13
67		Tennessee Gas review	15 days	Tue 7/9/13	Mon 7/29/13
68					
69		**CONSTRUCTION**	**92 days**	**Fri 7/5/13**	**Wed 11/13/13**
70		**Entry 1**	**72 days**	**Fri 7/5/13**	**Wed 10/16/13**

May
June
July
August
Septemb
October
Novemb
B M E B M E B M E B M E B M E B M E B M E

Tue 6/25/13
B.W. KENNEDY & CO.
BUILDERS & CONSTRUCTION MANAGERS
2 of 4

EXHIBIT 3E, PAGE 2

KING STREET PROPERTIES
BASE BUILDING & UNIQURE ROOF

ID	Task Name	Duration	Start	Finish
71	Construction fence	1 day	Fri 7/5/13	Fri 7/5/13
72	Make safe	2 days	Mon 7/8/13	Tue 7/9/13
73	Reclaim freon @ low roof ru's	1 day	Mon 7/8/13	Mon 7/8/13
74	Strip roof @ atrium & office	2 days	Tue 7/9/13	Wed 7/10/13
75	New roof over office	1 day	Fri 7/12/13	Fri 7/12/13
76	Shoring and demo	6 days	Fri 7/12/13	Fri 7/19/13
77	Strip balance of low roof	3 days	Mon 7/15/13	Wed 7/17/13
78	Install new roof up to atrium	5 days	Thu 7/18/13	Wed 7/24/13
79	Excavate for foundation	3 days	Mon 7/22/13	Wed 7/24/13
80	Foundation for building	10 days	Thu 7/25/13	Wed 8/7/13
81	Foundation for elevator	5 days	Wed 7/31/13	Tue 8/6/13
82	Backfill	2 days	Thu 8/8/13	Fri 8/9/13
83	CMU for elevator	5 days	Wed 8/14/13	Tue 8/20/13
84	Install steel	8 days	Wed 8/28/13	Mon 9/9/13
85	Steel inspection	1 day	Tue 9/10/13	Tue 9/10/13
86	Interior stairs	5 days	Tue 9/17/13	Mon 9/23/13
87	Framing	5 days	Wed 9/11/13	Tue 9/17/13
88	Flash bottom of walls	2 days	Mon 9/16/13	Tue 9/17/13
89	Metal panel	5 days	Wed 9/18/13	Tue 9/24/13
90	Windows & storefront	5 days	Wed 9/25/13	Tue 10/1/13
91	Install roof adjacent & above atrium	4 days	Fri 9/27/13	Wed 10/2/13
92	Metal coping	2 days	Thu 10/3/13	Fri 10/4/13
93	Canopy steel, framing, roof & glass	7 days	Wed 10/2/13	Thu 10/10/13
94	Vestibule finishes	9 days	Thu 10/3/13	Wed 10/16/13
95	Existing and Raised Roof	70 days	Tue 7/9/13	Wed 10/16/13
96	Relocate existing utilities	8 days	Wed 7/10/13	Fri 7/19/13
97	Reclaim freon from ru's	3 days	Tue 7/9/13	Thu 7/11/13
98	Demo existing roof top units	3 days	Mon 7/22/13	Wed 7/24/13
99	Strip existing roof	15 days	Thu 7/25/13	Wed 8/14/13
100	Install roof 7 to 12 lines	10 days	Thu 8/15/13	Wed 8/28/13
101	Relocate joists	5 days	Wed 8/21/13	Tue 8/27/13
102	Install steel @ raised section	8 days	Tue 9/3/13	Thu 9/12/13
103	Steel inspection	1 day	Fri 9/13/13	Fri 9/13/13
104	Framing	6 days	Mon 9/16/13	Mon 9/23/13
105	Flash bottom of walls	2 days	Fri 9/20/13	Mon 9/23/13

May
June
July
August
Septemb
October
Novemb
B M E B M E B M E B M E B M E B M E B M E

Tue 8/25/13
B.W.KENNEDY & CO.
BUILDERS & CONSTRUCTION MANAGERS
3 of 4

EXHIBIT 3E, PAGE 3

KING STREET PROPERTIES
BASE BUILDING & UNIQURE ROOF

ID		Task Name	Duration	Start	Finish
106		Metal panels	7 days	Tue 9/24/13	Wed 10/2/13
107		Tie in roof drains	2 days	Fri 9/13/13	Mon 9/16/13
108		Install roof on raised section	5 days	Thu 10/3/13	Wed 10/9/13
109		Install roof 3 to 7 lines	7 days	Fri 10/4/13	Tue 10/15/13
110		Metal coping	2 days	Tue 10/15/13	Wed 10/16/13
111		**South Elevation**	**56 days**	**Tue 7/23/13**	**Wed 10/9/13**
112		Demo tilt up panels	3 days	Tue 7/23/13	Thu 7/25/13
113		Sawcut openings in precast	2 days	Fri 7/26/13	Mon 7/29/13
114		Grout sills	5 days	Tue 7/30/13	Mon 8/5/13
115		Diagonal bracing	3 days	Wed 8/14/13	Fri 8/16/13
116		Framing	10 days	Mon 8/19/13	Fri 8/30/13
117		EIFS	15 days	Tue 9/3/13	Mon 9/23/13
118		Windows	5 days	Tue 9/24/13	Mon 9/30/13
119		Storefront	2 days	Thu 10/3/13	Fri 10/4/13
120		Caulking	3 days	Mon 10/7/13	Wed 10/9/13
121		**Interior**	**67 days**	**Fri 7/12/13**	**Wed 10/16/13**
122		Demo gas to rtu's	3 days	Fri 7/12/13	Tue 7/16/13
123		Underslab trenching & piping	10 days	Wed 7/24/13	Tue 8/6/13
124		Column footing reinforcement	5 days	Wed 8/7/13	Tue 8/13/13
125		Roof & overflow drain piping	10 days	Mon 9/16/13	Fri 9/27/13
126		Interior framing below raised roof	5 days	Fri 9/13/13	Thu 9/19/13
127		M,E&FP in corridor	10 days	Fri 9/20/13	Thu 10/3/13
128		Sheetrock, ceilings & finishes	7 days	Mon 10/7/13	Wed 10/16/13
129		**Exterior**	**73 days**	**Thu 8/1/13**	**Wed 11/13/13**
130		Connector road & drainage	15 days	Thu 8/1/13	Wed 8/21/13
131		Quad retaining walls, ramps, etc	15 days	Thu 8/15/13	Thu 9/5/13
132		Drainage @ 113 entrance	8 days	Fri 9/6/13	Tue 9/17/13
133		Curbs & walks	10 days	Wed 9/18/13	Tue 10/1/13
134		Site lighting	10 days	Wed 9/18/13	Tue 10/1/13
135		Nstar road, basketball court, etc	10 days	Wed 9/25/13	Tue 10/8/13
136		Paving, seal coating & line striping	5 days	Wed 10/9/13	Wed 10/16/13
137		Landscaping	15 days	Thu 10/17/13	Wed 11/6/13
138		Final clean up	5 days	Thu 11/7/13	Wed 11/13/13

May
June
July
August
Septemb
October
Novemb
B M E B M E B M E B M E B M E B M E B M E

Tue 6/25/13
B.W. KENNEDY & CO.
BUILDERS & CONSTRUCTION MANAGERS
4 of 4

EXHIBIT 3E, PAGE 4

EXHIBIT 4

FORM OF GUARANTY

GUARANTY

This GUARANTY dated as of July         , 2013 is made by uniQure BV, a private limited liability company organized under the laws of the Netherlands (the “Guarantor”), in favor of King 113 Hartwell LLC, a Massachusetts limited liability company (“Landlord”).

uniQure, Inc., a Delaware corporation (“uniQure”) and Landlord are parties to that certain Lease dated on or about the date hereof, as the same may be amended from time to time (collectively, the “Lease”) with respect to certain premises within the building located at 113 Hartwell Avenue, Lexington, Massachusetts (the “Premises”).  In order to induce Landlord to enter into the Lease with uniQure, Guarantor has agreed to execute and deliver this Guaranty to Landlord.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.                                      Guaranty of Payment.  The Guarantor hereby unconditionally guarantees the due and punctual payment of Base Rent, and all other additional rent, interest and charges due from uniQure under the Lease (the “Guaranteed Obligations”).  Upon any failure by uniQure to pay any of the Guaranteed Obligations, the Guarantor agrees that it will forthwith on demand pay such amounts which uniQure has failed to pay. In no event shall Guarantor’s liability under this Guaranty exceed the sum of (a) the total amount of rent due with respect to the then-remaining term of the Lease, as it may be extended from time to time, (b) Landlord’s expenses, including reasonable attorneys’ fees and disbursements, incurred by Landlord in enforcing the obligations of uniQure under the Lease and/or the obligations of Guarantor under this Guaranty, and (c) such additional amount of rents that may be due on account of uniQure’s failure to vacate the Premises in the condition required upon the expiration or earlier termination of the Lease.  All payments required to be made by Guarantor hereunder shall be paid to Landlord in legal United States currency or tender at Landlord’s address set forth below, or at such other address as Landlord may specify from time to time.  This Guaranty is irrevocable, absolute, present, continuing and unconditional, and the obligations of Guarantor shall not be released, impaired, modified, limited or affected in any way by (a) any assignment or other transfer of the Lease or this Guaranty by Landlord; (b) any assignment or other transfer of the Lease by uniQure or the sublease of all or part of the Premises by uniQure; (c) the release or discharge of uniQure in bankruptcy or other creditors’ proceeding; or (d) any rejection or disclaimer of uniQure.  In addition, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful performance and observance of all Guaranteed Obligations (i) if the Lease shall be renewed, or its term extended, for any period beyond the date specified in the Lease for the expiration of said term, either pursuant to any option granted under the Lease or otherwise; and (ii) if uniQure holds over beyond the term of the Lease.

2.                                      Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Guarantor’s obligations hereunder constitute a guarantee of payment and not of collection merely and shall remain in full force and effect until the Guaranteed Obligations have been paid in full.  If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of uniQure or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment has not been made.

EXHIBIT 4, PAGE 1

3.                                      Waiver by the Guarantor.  The Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of dishonor and any notice not provided for herein, as well as any requirement that at any time any person exhaust any right or take any actions against uniQure or its assets or any other guarantor or person.

4.                                      Subrogation.  Upon making any payment hereunder, the Guarantor shall be subrogated to the rights of Landlord against uniQure with respect to such payment; provided that the Guarantor shall not enforce any right or receive any payment by way of subrogation until all of the Guaranteed Obligations shall have been paid in full.

5.                                      Assignment; Successors and Assigns; Termination.  The Guaranty shall be binding upon and inure to the benefit of the Guarantor and its successors and assigns and Landlord and its successors and assigns.  Guarantor may not assign its rights or its obligations hereunder without the prior written consent of Landlord, and any such purported assignment without the written consent of Landlord will be void.

6.                                      Notices.  Notices given under this Guaranty shall be in writing and delivered, sent or transmitted in the manner set forth in the Lease (i) if to Landlord, to it King 113 Hartwell LLC, c/o King Street Properties, 255 Bear Hill Road, Waltham, MA 02451, Attention:  Stephen D. Lynch, with a copy to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110, Attention:  Colleen P. Hussey, Esquire, and (ii) if to Guarantor, to it at:  P.O. Box 22506, 1100 DA Amsterdam, The Netherlands, Attn: Mr. Piers J. Morgan, with a copy to DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, Massachusetts 02110-1447, Attention: Geoff Howell, or such other address as Landlord or Guarantor has specified by written notice to the other.  Except as otherwise specifically required herein, notice of the exercise of any right, option or power granted to Landlord by this Guaranty is not required to be given.

7.                                      Amendments and Waivers.  No provisions of this Guaranty may be amended, supplemented or modified, nor any of the terms and conditions hereof waived, except by a written instrument executed by the Guarantor and Landlord.

8.                                      Certification of Status.  Guarantor shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.  If Guarantor fails to execute, acknowledge and deliver such a statement within such 10-day period, Landlord may send a notice to Guarantor thereof (which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “DEFAULT BY GUARANTOR WITH RESPECT TO LEXINGTON, MA LEASE” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 8 and Guarantor’s failure to perform the specified obligation will trigger the provisions of this Section 8).  If Guarantor fails to execute, acknowledge and deliver such a statement within five (5) business days after receipt of such a notice from Landlord, such failure shall constitute a material default by Guarantor hereunder.

9.                                      Report of Guarantor’s Financial Position.  Unless Guarantor is traded on a U.S. public stock exchange or other public stock exchange providing financial information in English readily available in the Boston area (whether via the internet or otherwise), Guarantor shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request may be made no more than two (2) times per year, provided that such limitation shall not apply in the event of a sale or financing of any

EXHIBIT 4, PAGE 2

of Landlord’s interest in the Lease or the property of which the Premises are a part, or if there is an Event of Default by uniQure under the Lease), (a) Guarantor’s most recently completed audited statements of income, shareholder’s equity and cash flows statements, and (b) Guarantor’s most recently completed balance sheet (audited or reviewed by an independent certified public accountant if available, and certified by an officer of Guarantor, if not so reviewed or audited, as presenting fairly, in all material respects, the financial position of Guarantor as of the date(s) thereof).  Any such financial information may be relied upon by Landlord and any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.  If Guarantor fails to deliver such information within such 30-day period, Landlord may send a notice to Guarantor thereof (which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “DEFAULT BY GUARANTOR WITH RESPECT TO LEXINGTON, MA LEASE” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 9 and Guarantor’s failure to perform the specified obligation will trigger the provisions of this Section 9).  If Guarantor fails to deliver such information within five (5) business days after receipt of such a notice from Landlord, such failure shall constitute a material default by Guarantor hereunder.

10.                               Miscellaneous.

a)                                     Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor under this Guaranty shall not be terminated or in any way affected or impaired by reason of any amendment to the Lease, but shall continue in full force and effect with respect to the Lease as the Lease may be amended from time to time.  Guarantor further expressly agrees that the validity of this Guaranty and the obligations of Guarantor under this Guaranty shall not be terminated or in any way affected or impaired by reason of the assertion by Landlord against uniQure of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease, or by reason of the waiver or failure by Landlord to enforce any of the terms, covenants or conditions of the Lease, this Guaranty, or any other guaranty of the Lease (if any), or by reason of the granting of any indulgence or extension to uniQure, or Guarantor, or to any other guarantor (if any), all of which may be given or done by Landlord from time to time without notice to Guarantor.  Guarantor waives notice of non-payment of rent, additional charges, or any other amounts to be paid by uniQure under the Lease, and waives notice of default or non-performance of any of uniQure’s other covenants, conditions and agreements contained in the Lease.  Guarantor further waives, to the fullest extent permitted by law, any and all legal, equitable and/or surety defenses whatsoever to which Guarantor might otherwise be entitled other than:  (1) that Guarantor has fully performed all of its obligations under this Guaranty, and (2) that uniQure has fully performed all of its obligations under the Lease (determined without regard to any relief of uniQure from its obligations by operation of law or otherwise).

b)                                     Guarantor agrees that its liability under this Guaranty shall be primary and joint and several with uniQure, any other guarantor (if any), and any other party liable for uniQure’s obligations under the Lease, and that in any right of action that shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor, without having commenced any action or having obtained any judgment against uniQure, any other guarantor, or any other party liable for uniQure’s obligations under the Lease.  Guarantor’s obligations hereunder shall not be affected or impaired by any relief of uniQure from uniQure’s obligations under the Lease by operation of law or otherwise including, without limitation, in connection with proceedings under the bankruptcy laws now or hereafter enacted, or similar laws for the relief of debtors.

c)                                      Guarantor represents and warrants to Landlord that Guarantor, either directly or indirectly, owns 100% of the ownership interests in uniQure, and Guarantor shall derive material financial benefits from the Lease.  If Guarantor is a corporation or other entity, Guarantor represents and warrants to Landlord that the individual or individuals executing this Guaranty on behalf of Guarantor is or are

EXHIBIT 4, PAGE 3

duly authorized to execute and deliver this Guaranty on behalf of Guarantor, that this Guaranty is a valid and binding obligation of Guarantor enforceable in accordance with its terms, and that this Guaranty violates no law, rule, regulation, agreement or contract applicable to or binding on Guarantor.

d)                                     No assignment or transfer of the Lease shall operate to extinguish or diminish the liability of Guarantor under the Guaranty.

e)                                      Guarantor hereby consents to the jurisdiction of the Superior Court of Middlesex County, Massachusetts, in any action, suit or proceeding which Landlord may at any time wish to file in connection with this Guaranty.  Guarantor hereby agrees that any action, suit or proceeding to enforce this Guaranty shall be brought in any State or Federal Court in the Commonwealth of Massachusetts and hereby waives any objection which Guarantor may have to said venue; provided, however, that the provisions of this Section shall not be deemed to preclude Landlord from filing any such action, suit or proceeding in any other appropriate forum. Guarantor agrees that service of process may be made, and personal jurisdiction over Guarantor obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon its agent. Guarantor hereby designates its agent to be: [Corporation Service Company, 84 State Street, Boston, MA 02109].  Guarantor agrees that this appointment of an agent for service of process is made for the mutual benefit of Guarantor and Landlord and may not be revoked without Landlord’s prior written consent. Guarantor hereby consents to the enforcement of any judgment obtained by Landlord with respect to this Guaranty in the Commonwealth of Massachusetts or any other state or country in which Guarantor does business or maintains assets..

f)                                       It shall be deemed a material default by Guarantor hereunder if any proceeding shall be instituted pursuant to any of the provisions of any law in the jurisdiction in which Guarantor is organized relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (a) by Guarantor, or (b) against Guarantor if Guarantor shall fail to have such proceedings dismissed within sixty (60) days or if Guarantor is adjudged bankrupt or insolvent as a result of any such proceeding.  Guarantor shall give Landlord written notice regarding any such proceeding promptly after Guarantor first receives notice of the institution of any such proceedings.

g)                                      Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

h)                                     For any matter relating to procedural or substantive law, this Guaranty shall be construed and enforced according to the internal laws of the Commonwealth of Massachusetts without reference to conflict of laws.  If any provision of this Guaranty, or any paragraph, sentence, clause, phrase, or word, or the application thereof, is held invalid in any circumstance, the validity of the remainder of this Guaranty shall be construed as if such invalid part were never included herein.  The headings of sections and paragraphs in this Guaranty are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof.  As used in this Guaranty, the singular includes the plural, and masculine, feminine and neuter pronouns are fully interchangeable, where the context so required.

I)                                       GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT MAY HEREAFTER BE INSTITUTED BY LANDLORD AGAINST GUARANTOR WITH RESPECT TO THIS GUARANTY.

EXHIBIT 4, PAGE 4

IN WITNESS WHEREOF, Guarantor executes this Guaranty as an instrument under seal as of the day and year first written above.

uniQure BV

By:

By:

EXHIBIT 4, PAGE 5

EXHIBIT 5

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< >
[LANDLORD]
IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
< >	USD: $ .
[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                                    and     /100 US Dollars ($          .    ) available by your draft(s) drawn on ourselves at sight bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number               “ and indicating the amount to be drawn down and whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address) accompanied by the original of this Letter of Credit and all amendments, if any, and Beneficiary’s signed statement reading as follows:

“WE ARE ENTITLED TO DRAW ON THE LETTER OF CREDIT PURSUANT TO THE TERMS OF THAT CERTAIN LEASE DATED                          BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT, FOR PREMISES LOCATED AT                                  , MASSACHUSETTS.”

or

“BENEFICIARY HAS RECEIVED NOTICE FROM                                            THAT LETTER OF CREDIT NO.                WILL NOT BE AUTOMATICALLY EXTENDED AND IT HAS NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO THE BENEFICIARY AT LEAST 60 DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (      )       -         with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at                                 <address>.  The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to       <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time

EXHIBIT 5, PAGE 1

to time to your lender(s) and/or your successors in interest without our approval and without charge.  In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

We shall not recognize any transfer of this Letter of Credit until this original Letter of Credit, together with any amendments, and a signed and completed transfer form in the form attached hereto as Attachment A, is received by us.  Under no circumstances shall this Letter of Credit be transferred to any person or entity with which U.S. persons or entities are prohibited from conducting business under U.S. Foreign Asset Control Regulations and other applicable U.S. laws and regulations.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)”.

This Letter of Credit shall expire at our office on                     , 20     (the “Stated Expiration Date”).  It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.  In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored upon presentation.

EXHIBIT 5, PAGE 2

EXHIBIT 6

LANDLORD’S SERVICES

•                  Electricity and lighting for Common Areas

•                  Management and administrative services

•                  Landscaping and grounds maintenance

•                  Cleaning of Common Areas

•                  HVAC to Common Areas in customary amounts for similar first-class office and laboratory buildings

•                  Snow and ice removal for walks, drives and parking areas

•                  Provide connections to fire protection and life safety system

•                  Electrical service to the Building’s 1600 Amp — 480V 3Ph service and 400  Amp -480 V 3Ph service installed as part of Phase I of Landlord’s Work and, from such service, to the location of Tenant’s electrical closet with distribution panel and disconnect switch for each of the 2 services

•                  Gas service via a 3” natural gas line to the Premises

•                  Municipal water service via a 2” domestic water service with backflow preventer to the Premises

All of Landlord’s services shall be provided in a manner consistent with similar services in comparable first class office and laboratory buildings in the area.

EXHIBIT 6, PAGE 1

EXHIBIT 7

TENANT’S HAZARDOUS MATERIALS

•                                          1 M NaOH; 96% EtOH (to prepare a 20% solution) for cleaning and storage of Akta Pilot

•                                          85% phosphoric acid (to prepare a 0.1 M solution) as part of a chromatography buffer solution

•                                          Acetone as part of a chromatography buffer solution. The buffer solutions used in the 50 L scale process are in the range of 2 — 5 L volume

•                                          Small volumes of DMSO and glutar aldehyde for cell bank and fixing samples for EM, respectively

•                                          Ethidium bromide (small volumes)

•                                          Beta-mercapto ethanol (small volumes)

•                                          Methanol for RP-HPLC (larger volumes — liter amounts)

EXHIBIT 7, PAGE 1

EXHIBIT 8

RULES AND REGULATIONS

A.                  Genera

1.              Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices.  At no time shall Tenants permit its employees, contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2.              Corridor doors, when not in use, shall be kept closed.

3.              Areas used in common by tenants shall be subject to such reasonable regulations as are posted therein.

4.              Any Tenant or vendor sponsored activity or event in any Common Area must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld.

5.              No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas.

6.              Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas.  Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.              No firearms or other weapons are permitted in the Common Areas.

8.              No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9.              Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10.       Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord.  Tenant will instruct and notify its employees and visitors of such policy.

11.       Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

12.       Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

13.       Canvassing, soliciting, and peddling in or about the Building is prohibited.  Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14.       Fire protection and prevention practices implemented by the Landlord from time to time in the

2

Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15.       Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16.       The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them.  Tenant will bear the expense of any damage resulting from misuse.

17.       Tenant shall utilize a pest control service reasonably approved by Landlord to control pests in the Premises.  Except as included in Landlord’s Services, tenants shall bear the cost and expense of such pest control services.

18.       Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

19.       Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, subject to the provisions of the Lease.

20.       Tenants shall manage its waste removal program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin- proof containers for Tenants sole use within the Landlord designated area until removed.

21.       Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

22.       Chemical lists and MSDS sheets must be readily available at the entrance to each lab area.  In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

23.       Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

B.      Access & Security

1.              Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent.  A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made.  All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

2.              Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week.  Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable

3

requirements relative thereto.  Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas.  Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

3.              Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas.  Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

C.                 Shipping/Receiving

1.              Dock areas for the Building shall not be used for storage or staging by Tenant.

2.              In no case shall any truck or trailer be permitted to remain in a loading dock area for more than forty-eight (48) hours.

3.              There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

4.              Lab operators carrying any lab related materials may only travel within the Premises.  At no time should any lab materials travel in the Common Areas.

5.              Any dry ice brought into the building must be delivered through the loading dock serving the Premises.

6.              All nitrogen tanks must travel through the loading dock serving the Premises and should never be left unattended outside of the Premises.

4

CONTRACTOR

RULES AND REGULATIONS

Construction/Remodeling

Lincoln Property Company’s construction work procedure is designed to provide efficient scheduling of work while protecting other tenants from unnecessary noise and inconvenience.

The Lincoln Property Company Construction Rules and Regulations; Hot Work Protocol and Hot Work Checklist attached to this document contain detailed information to assist you and your General Contractor in planning construction projects. Please review it carefully before design begins.

Please note that the summary below highlights key aspects of the Detailed Construction Rules and Regulations for your convenience and does not supersede it in any way.

Summary:

Before starting a project — contact the Lincoln Property Company Management Office at (781) 890-9800. The Property Manager will be happy to assist you in completing your project efficiently.

Use reasonable efforts to incorporate the provisions of the attached document into all of your agreements and contracts. You will need written approval from the Property Manager before contracting any work to the extent provided in the Lease.

Before construction provide two (2) sets of drawings and plans to the Property Manager for approval. The Property Manager must also approve your list of contractors and subcontractors to the extent provided in the Lease.

Schedule a pre-construction meeting with the Property Management Team. Meeting materials should include detailed schedules; addresses and telephone numbers of supervisors, contractors and subcontractors: copies of permits; proof of current insurance (including all subcontractor); payment, performance and lien bonds where applicable; and notice of any contractor’s involvement in a labor dispute.

We expect all contractors to maintain safe and orderly conditions, labor harmony, and proper handling of any hazardous materials. MSDS sheets must be supplied to the management office. We may stop any work that does not meet the conditions outlined in the attached document.

Before occupying the completed space, submit the final certificate of occupancy (to the extent available in light of other work in the building) and any other approvals to the Property Manager. We also require an air balancing report signed by a professional engineer and “as built” set of drawings in AutoCAD format on disk and one (1) hard copy showing all of the work in full detail where such work is susceptible to as built plans.

Detailed Construction Rules and Regulations:

The following Rules and Regulations have been established by Lincoln Property Company (LPC) and shall be adhered to by all contractors/vendors working the Premises.  Building management shall reserve

EXHIBIT 8, PAGE 1

the right to have any individual(s) or company removed from the building for any violation of these provisions.

Building Management:	Lincoln Property Company (LPC)

Property Manager:	Laura Scialdoni, 781-890-9800 (office)

Regular Business Hours:	Monday through Friday -
8:00 a.m. to 6:00 p.m.

A.            General:

1.              This document will be an Exhibit for all construction contracts for work at this property.

2.              No construction or alterations of the property may be started without the prior approval of LPC subject to the terms of the Lease.  Prior to the requested start of work, the contractor must submit to LPC a full set of stamped architectural drawings for approval, reflecting the full and complete scope of the project.

3.              LPC requires copies of certificates of insurance for all contractors working inside the building per the buildings insurance requirements.

4.              LPC requires that the general contractor provide a project superintendent licensed by the Department of Public Safety and hold a current license designation of “Licensed Construction Supervisor”.  The project superintendent shall be on site every day when construction activities are in progress and on site for all after hours work.

5.              Prior to the commencement and upon completion of each project, LPC and the contractor will walk-through the public areas, i.e., restrooms, common corridors, stairwells, etc.  Any prior damage will be noted.  Any subsequent damage to the surrounding areas will be the responsibility of the general contractor to repair.

6.              The contractor is responsible for filing and obtaining all required local building, fire and/or utility permits, as applicable, prior to the commencement of any work and must be licensed or certified to perform all work where specified or required by law.  The contractor shall comply with all inspectional services and fire department requirements related to the issuance of the building permits and shall display the building permit and inspection records as required by building code.  Where applicable, permits are to be posted as directed by LPC.

7.              The contractor shall not borrow any materials, i.e., tools, extension cords, dollies, ladders, etc., from the maintenance department.  The contractor is not allowed access to the maintenance shop or storage closets.  Prior authorization, which shall not be unreasonably withheld,  is required from LPC for access to any electric, plumbing, telephone or HVAC closets.  Should access be permitted, the contractor will be responsible for any damage.

8.              All work undertaken by contractors on site must be performed in accordance with safety standards, which include, but are not limited to, compliance with Occupational Safety and Health Administration (OSHA).  Contractor’s safety procedures may exceed OSHA standards but in no case shall they fail to meet these minimum requirements.

EXHIBIT 8, PAGE 2

9.              All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the building or a tenant’s property shall be reported to LPC.  A written report must follow within 24 hours.

B.            Building Permits & Certificates of Occupancy

1.              A copy of the building permit, if one is required by law, must be delivered to LPC prior the start of any construction project and the permit card must be posted on the construction site in full view at all times.

2.              A copy of the fully executed building permit, showing all final inspection sign-offs must be delivered to LPC prior to the receipt of the certificate of occupancy, if one is required by law.

3.              Any original certificate of occupancy must be delivered to LPC as soon as it is issued.

C.            Building Standards

1.              All materials and ME/P equipment shall conform to the approved plans.

2.              All window blind systems shall be reasonably approved by Landlord to be consistent with existing blind systems\.  .

D.            Construction Work Rules

1.              The general contractor will be responsible for providing fire extinguishers throughout the construction area.  There should be one fire extinguisher every seventy-five feet within the construction area.  Base building fire extinguishers may not be removed from stairwell cabinets for construction purposes.

2.              The contractor must remove an exterior window and install a painted plywood panel that will allow dust control by a contractor-provided HEPA filter unit.  The window will be installed in an area that will not affect the construction or new interior walls.  The general contractor will provide an electrical outlet for the HEPA filter unit.  The general contractor will be responsible to clean any spaces in the building that become contaminated with construction dust.  The HEPA filter will be operational 24/7 during the construction project.

3.              Work shall be scheduled in accordance with the Lease.  No new construction work shall take place or other trades be permitted access to the construction area until the construction area is completely demolished.  All debris is to be removed daily.

4.              All construction involving high levels of noise, including, but not limited to, coring, drilling, ram setting, shooting of floor track or ceiling track must be performed between the hours of 6:00 p.m. and 7:30 a.m. Monday through Friday or anytime on a scheduled weekend.

5.              All spray painting and staining is to be performed after normal business hours and is to be coordinated with LPC to ensure proper ventilation if determined that this work will impact the other tenants in the building. Large spray areas (3,000 sf plus) must be done on a Saturday to provide at least two days of ventilation.  All oil base painting must be performed over a weekend period.

EXHIBIT 8, PAGE 3

6.              All work requiring the shutdown associated with electrical, mechanical, sprinkler or plumbing work outside the Premises shall be supervised by a representative of LPC, the cost of which shall be charged directly to Tenant at the prevailing building rate.

7.              If work is required to be performed in adjacent tenant space, this work shall be performed after normal business hours and shall be supervised by a building engineer.  The LPC engineer’s cost will be a Tenant expense.

8.              The contractor shall provide a workbox and pull strings for telephone work.  Tel/data work is by the tenant’s contractor.

9.              All contractors working in the building are required to provide their own ladders with a rubber shoe on each leg.  Ladders shall be certified to meet OSHA and ANSI standards.  All push carts and dumpsters shall have rubber tires to reduce the construction noise.

10.       The general contractor’s vacuums shall have filters in place and be in good working condition.

11.       The contractor shall install temporary partitions (sheet rock) for security purposes and site protection in any public corridor where doors are being relocated or moved.  Temporary access doors for construction areas connecting with a public corridor will be building standard, i.e., door, frame, hardware and lockset, with a copy of the key to be furnished to LPC.

12.       No building entry, suite entry, stairwell or any other applicable common area of building closet doors are to be propped open under any circumstance.

13.       The general contractor shall inform LPC in advance if there will be any odor producing construction work, i.e., IDEA wall paint or floor adhesives.  The contractor will inform LPC if high VOC products are being utilized.  113 Hartwell Avenue promotes green practices and all materials shall be low VOC.  LPC reserves the right to stop this work if the work creates a disturbance to other building tenants.

E.           Safety and Protection of Property

1.              Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including loading docks, elevators, lobbies and all other public areas which are used for access to the premises.

2.              Construction materials shall only be stored in the premises where they are to be installed.  No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises, nor in any mechanical rooms, electrical rooms, etc.  Materials left in unauthorized areas may be disposed of by LPC.

3.              LPC assumes no responsibility for tools, materials or equipment stored at the building.

4.              Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported.  Contractors shall continuously clean such areas.  Protective measures shall include runners over carpet, padding in elevators and any other

EXHIBIT 8, PAGE 4

measures determined by LPC.  Any damage to existing walls, carpets, doors or trim during construction shall be repaired by the contractor to the satisfaction of LPC.

F.             Parking

Tenant shall not permit any parking in the loading docks serving other tenants of the Building.  Tenant acknowledges that Landlord may enforce the carpool and handicapped parking designations, including the right to have violating vehicles towed at the expense of the owner of such vehicles.

G.           Conduct

1.              While in or about the building, all contractors shall perform in a dignified, quiet, courteous and professional manner at all times.  Contractors shall wear clothing suitable for their work and shall remain fully attired at all times.

2.              No smoking is allowed in the building.  Smoking is permitted only in designated outdoor areas at a minimum of 25 feet away from any public entrances.  At no time is smoking permitted in the loading dock, stairwells, basement, within the construction area or any other area within the building.

3.              The use of alcohol, narcotics and/or controlled substances is strictly prohibited on site, as well as firearms, ammunition, cameras, and any recording devices.  Any contractor or their employee found in violation of these regulations will be asked to leave the building.

4.              Radios are not permitted on the work site.

H.           ME/P Work Rules

1.              All ME/P work shall comply with requirements of local building code, building department, building management rules and regulations and all authorities having jurisdiction.  The contractor is to inform the engineer of record and LPC of any existing work or materials which violate any of the above laws and regulations.  Any work done by the contractor causing such violation shall be corrected at the contractor’s expense.

2.              All work performed shall be in accordance with the latest version of NEPA, NEC, NESC and with all applicable state and local codes.

3.              The contractor shall perform all city inspections as required and obtain all equipment use permits as required by state and local authorities.  Permits shall be turned over to LPC at job completion.

I.                Fire Protection Work

1.              The contractor shall provide LPC with a copy of the sprinkler permit prior to the commencement of any work.

2.              Sprinkler heads can be relocated during normal business hours if approved by the Lexington Fire Department and Building Inspector.  The contractor shall schedule the drain down with LPC at least 24 hours in advance and will provide LPC with the time for the system fill, so that it can be scheduled with the building’s fire alarm contractor.

EXHIBIT 8, PAGE 5

3.              The contractor must be on site before any impairment to the system is made.

4.              The sprinkler systems must be restored to full service by the end of the business day.  Sprinklers shall not be left impaired overnight.

5.              The contractor shall inspect the system for any leaks and remain on site until the system has full operating pressure and the fire alarm panel is free from any trouble conditions.

J.              Fire Alarm Work

1.              The building’s fire alarm contractor is BEF Alarms.  The general contractor’s electrical contractor can install the fire alarm devices and branch wiring, but all final wiring, programming of the FA panel and Town of Lexington testing shall be performed and coordinated by the building’s fire alarm contractor.  The building’s fire alarm contractor should be a subcontractor to the project’s electrical contractor.  All fire alarm system testing is to be performed after normal business hours.

K.           Loading Dock

1.              All material deliveries must be made through the loading dock and must be transported directly to the job site.  The contactor may not use the passenger elevators for the transportation of materials at any time.

2.              All vehicles are to be removed from the dock as soon as the delivery is complete.  Unattended vehicles will be towed at the contractor’s expense.

L.            Salvage and Waste Removal

1.              The contractor is responsible for disposing of all construction debris. The building’s trash/recycling compactor is not available.  The contractor must make arrangements with LPC for the scheduling and location of all dumpsters.  The contractor is to place protection board under the dumpster and is responsible for any damage to the loading dock’s deck.  The loading dock floor is to be swept and washed by the contractor at the completion of each shift.

EXHIBIT 8, PAGE 6

*LPC Hot Work Protocol for construction renovation or building repairs dated October 26, 2010 below.  This HW protocol is to be followed by all contractors working on the Premises.

LINCOLN PROPERTY COMPANY

HOT WORK PROTOCOL

CONSTRUCTION RENOVATIONS AND BUILDING REPAIRS

Definition:

Hot work is any work activity that generates a flame, heat or sparks such as soldering, brazing, welding, or torch cutting and grinding.

Before any hot work shall commence the following Fire Safety Precautions must be taken:

1.              Notification

Notify building management, in writing, 72 hours in advance of the location and purpose of planned hot work in the facility.  Any heavy hot work, such as structural work or confined space welding, shall take place after normal business hours.  Refer to the building’s rules and regulations for the defined normal business hours.

2.              Permit

Provide building management with a copy of the hot work permit from the local authority.

3.              Sprinkler and Fire Alarm System Impairment

The sprinkler system in the area of the hot work shall not be impaired during the hot work time period.  The fire alarm system may only be impaired or zoned out in the area of the hot work with express permission of the local authority.

4.              Fire Watch

A designated person from the local fire department authority shall be present during all hot work.  The person performing the fire watch shall be completely informed of the work to be undertaken and be in radio or telecommunications contact with the local fire station.

5.              Hot Work Area Condition & Preparation

Floors are to be swept clean.  Any accumulation of dust shall be removed.  Combustible materials shall be removed from the area of hot work and the hot work area shall be properly ventilated.  Hot work is not to be conducted in the presence of flammable gases, vapors, liquids or dusts.  If hot work is to be performed in a confined area atmospheric testing shall be performed prior to and during the hot work procedure to ensure the work site atmosphere is below the low explosive limit.

EXHIBIT 8, PAGE 7

6.              Person(s) Conducting Hot Work

The person conducting hot work shall be certified, fully trained and competent in use of the equipment and wear the appropriate personal protective equipment.

7.              Fire Fighting Equipment & Site Preparation

Fire extinguishers shall be present and within reach during all hot work.  The person conducting hot work and fire watch personnel shall be informed of the location and have access to all fire-fighting equipment.  Shields are to be erected where electric welding is to take place to prevent ultra-violet light exposure to others in the area.  Floor or wall openings located 10 feet or less from the work site are to be covered to prevent hot sparks from entering walls or shafts and falling to floors below.

8.              Fire Watch Standby

Fire watch personnel shall remain on site 20 minutes after hot work has been completed.  Notification shall be sent to the local authorities after hot work is completed.  Fire alarm system point zoning shall be restored to active condition after work area is ventilated.

EXHIBIT 8, PAGE 8

LINCOLN PROPERTY COMPANY

Hot Work Protocol

Check List

1.              Contractor Compliance

Is contractor in compliance with LPC protocol?

2.              Type of hot work

Welding, cutting, grinding-soldering, structural

3.              Location of hot work

4.              Date and time to be performed

5.              Permit provided to LPC

6.              Certificate of Insurance for all contractors and subcontractors presented to building management

7.              Is a fire watch required by local authority?

8.              Any fire protection sprinklers impaired?

9.              Fire alarm system to be temporarily zoned out in work area

10.       Work area free of combustible equipment?

11.       Work area properly ventilated prior to and during hot work

12.       All floor and wall openings covered and protected to prevent sparks and slag from traveling to other unprotected shafts and voids to the floor below

13.       Portable fire extinguisher onsite and fully charged

14.       Person(s) onsite performing hot work are qualified and have proper protective clothing and face shields

15.       Person conducting fire watch from local authority is on site and is in telecommunication contact with fire chief on duty

EXHIBIT 8, PAGE 9

EXHIBIT 9

[Insert property address],  Massachusetts

FORM OF NOTICE OF LEASE

NOTICE OF LEASE

Notice is hereby given pursuant to Chapter 183, Section 4 of the General Laws, of a lease upon the following terms:

Landlord:

Tenant:

Date of Lease Execution:	, , 200

Premises:	. The land on which the Premises are located is more particularly described on Exhibit A attached hereto and incorporated herein.

Term and Commencement Date:	Approximately ( ) years, commencing on , 20 and expiring on , 20 .

Extension Options:	( ) extension options of ( ) years each.

Expansion Options:

Subject to the terms and conditions of the Lease, Tenant has (a) a right of second offer to lease certain portions of the Building, which right of second offer expires no later than April 1, 2014, and (b) a right of first offer to lease any portion of the Building outside the Premises.

This Notice of Lease has been executed merely to give notice of the Lease, and all of the terms, conditions and covenants thereof which are incorporated herein by reference. The parties hereto do not intend this Notice of Lease to modify or amend the terms, conditions and covenants of the Lease.

EXHIBIT 9, PAGE 1

[Insert property address],  Massachusetts

EXHIBIT 9, PAGE 2

Executed as an instrument under seal this          day of                     , 20      .

LANDLORD:	TENANT:

By:	By:
Name:	Name:
Title:	Title:

[ADD NOTARY BLOCKS]

EXHIBIT 9, PAGE  3

EXHIBIT 10

PTDM

Parking and Transportation Demand Management Plan (PTDM)

113 Hartwell Avenue, Lexington, MA

EXHIBIT 10, PAGE 1

Table of Contents

I.                                        Project Description

II.                                   Proposed PTDM Plan

III.                              Alternative Mode Promotions/Incentives

IV.                               Parking Management/SOV Disincentives

V.                                    Marketing Programs

I.                Project Description

King 113 Hartwell LLC Street acquired 113 Hartwell Avenue, a one-story R&D building located in Lexington, Massachusetts, formerly occupied by Instrumentation Laboratories.  The existing building is 103,630 square feet and sits on10 acres.  King 113 Hartwell LLC intends to reposition this building for life science/laboratory use.  Base building renovations include new HVAC and electrical service to accommodate laboratory use. The renovation

EXHIBIT 10, PAGE 2

will also include an architectural treatment to the façade of the building.   The landscape and plantings on the site will also be redesigned in order to allow for more usable outdoor space.

Parking and Transportation

The likely place of origin for employees commuting to 113 Hartwell Avenue is Lexington, Cambridge, Boston, surrounding communities (i.e., Arlington, , Belmont, Bedford, Brookline, Watertown), North Shore, Metro West, South Shore and Southern New Hampshire.

There is currently parking in surface lots on-site for XXX cars.  The redevelopment of the building allows parking for XXX cars, but King 113 Hartwell LLC will only stripe a total of XXX parking spots, a net decrease of XX parking spots.  King 113 Hartwell LLC will discourage the use of cars as a primary mode of transportation but if tenant demand requires, the owner reserves its right to stripe the XXX parking spots along the back of the parking lot as depicted in the attached plan.(XXXXX)

The Hartwell Avenue area is currently serviced by the MBTA Bus Routes 62 (Bedford V.A Hospital-Alewife Station) and 76 (Hanscom/Lincoln Lab-Alewife Station).

II.           Proposed Parking and Transportation Demand Management Plan

King 113 Hartwell LLC will develop and implement a comprehensive mitigation program designed to minimize the amount of single occupant vehicles (SOV) entering the site.  The components of the mitigation program included herein address the Parking and Transportation Demand Management Plan (PTDM) and other incentives which should encourage tenants to use an alternate mode of transportation.

King 113 Hartwell LLC will take an active role in pursuing measures to help mitigate and reduce traffic volumes on Hartwell Avenue.  Primary transportation options that will be encouraged include ridesharing and bicycle/pedestrian trips.

We will work closely with our tenants to encourage their ongoing active participation in our efforts to mitigate traffic, and will offer incentives and prizes to employees who choose to participate in these programs.

Bicycle/Pedestrian Trips

The building renovation plans for 113 Hartwell Avenue include the installation of new bike racks which will accommodate the required number of bikes.

In order to encourage employees to use bicycles and or walk, 113 Hartwell Avenue will have shower and changing facilities on-site, and will provide tenants with shampoo/conditioner and shower gel at no cost.

The building will also provide shared umbrellas and parkas for use in inclement weather.

EXHIBIT 10, PAGE 3

King 113 Hartwell Avenue LLC will purchase 10 building bicycles, which tenants will be able to use, free of charge, during business hours.  We anticipate these bicycles will be used to pick-up lunch, or do local errands such as going to the bank or post office.

Benefits of Bicycle/Pedestrian Trips

•                  Less automobile traffic congestion

•                  Reduced fuel consumption

•                  Better air quality

•                  Less expensive than driving

•                  Fitness benefits to the cyclist

Rideshare Program

King 113 Hartwell LLC will establish a Rideshare Program for the building.  Our Transportation Coordinator will be responsible for creating an electronic board, where tenants can post information and communicate with other commuters to arrange for transportation.  Initially this program will focus on ride matching with other employees in the building, but if necessary could expand to include other tenants in the area.   King 113 Hartwell will work with our tenants to create a Place of Residence Database, which will initially help employees connect with other commuters in their immediate area.

King 113 Hartwell will designate 5% of the total parking spots for rideshare vehicles to help encourage participation in the program.

Benefits of Rideshare Program

•                  Less automobile traffic congestion

•                  Reduced fuel consumption

•                  Better air quality

•                  Less expensive than SOV because of shared transportation costs

•                  Less travel time if carpool/HOV lanes can be utilized

•                  More relaxing because of shared driving responsibilities

Ongoing Management

Critical to ensuring the success of our PTDM Plan is the ongoing management of the program.  Management activities will include, but not be limited to the following:

•                  Appoint a Transportation Coordinator whose responsibilities will include the following:

•                                            Coordinate Rideshare Board/Postings

•              Create a 113 Hartwell Avenue Facebook Page (or similar on-line web site), which tenants can use to communicate regarding rideshares

EXHIBIT 10, PAGE 4

•                                            Provide tenants with updated information and options on alternative modes of transportation

•                                            Promote transportation options through events such as bicycle tune-up day, car wash for carpoolers, gas bucks for groups

•                                            Help in the creation of a place of residence database which will connect employees in the building who live in similar locations

•                  Monitor and evaluate results of the PTDM Plan through tenant surveys

•                  Ensure that specific language is included in all tenant leases which requires the tenant’s participation in the Hartwell Avenue Transportation Management Association

•                  Take a leadership role in working with other landlords in the area to encourage cooperation and promotion of transportation options

•                  Become active members in area transportation groups

III.      Alternative Mode Promotions/Incentives

As outlined in the PTDM Plan, the primary alternative transportation modes to be encouraged will be bicycle/pedestrian trips and ridesharing.  King 113 Hartwell LLC plans to offer the following incentives in order to make these alternative transportation modes more attractive to tenants:

Bicycle/Pedestrian Trips

•                  Create bike-friendly areas that take into consideration adequate site-lines at entrances

•                  Provide bike racks with capacity for the required number of bikes

•                  Provide shower and changing facilities on-site

•                  Create financial incentive programs and prizes, most likely based on mileage per year

•                  Offer free bike tune-up day each spring

•                  Offer loaner bicycles for errands during the day

•                  Offer a free pair of sneakers for the employee that walks to work the most number of days each year

EXHIBIT 10, PAGE 5

Rideshare Program

•                  Designate Preferential Parking for ridesharing vehicles near tenant entries

•                  Organize an internal ride match program for employees

•                  Provide access to information on other ridesharing programs in the area

•                  Provide incentives to employees who commute by ridesharing, such as “Gas Bucks for Groups”.  Once a quarter employees who participate in ridesharing are eligible for free “Gas Bucks”, a gift card towards their next gas purchase.

•                  Provide free car washes once a year at the “Car Wash for Carpoolers” event

•                  Provide other prize drawings

IV.       Parking Management/SOV Disincentives

The primary way in which SOV use will be discouraged at 113 Hartwell Ave is through the reduction of parking spaces.  The Parking Ratio for tenants will only be 3.3/1000.  The number of parking spots for SOV vehicles will initially be reduced by XX and further reduced by the Preferential Parking which will be given to rideshare vehicles.  5% of the total parking spots will be dedicated for rideshare vehicles.  Additionally tenants who choose to commute in SOV;s will not be eligible for any incentive programs such as the “Gas Bucks for Groups” or “Car Wash for Carpoolers”.

V.           Marketing Programs

King 113 Hartwell LLC will actively promote the use of alternate modes of transportation through a comprehensive marketing plan.  The marketing plan will focus on the following messages, which we are confident will help change travel modes:

•                  Cost Savings-Ridesharing reduces transportation costs

•                  Health Benefits-Riding your bike to work or walking is a great way to get exercise into your daily routine

•                  Enhanced Convenience-Shower facilities and bike-racks on-site make it easy to trade in 4 wheels for 2

•                  Environmentally Friendly-Better air quality, reduced fuel consumption

King 113 Hartwell plans to use a variety of means to convey these messages and promote alternate transportation to its tenants.  Included in each tenant orientation packet will be information on the buildings transportation demand management programs, including the Rideshare program.  Furthermore, throughout the year, email blasts will be sent to all tenants alerting them to incentives/events (such as free bike tune-up day) encouraging participation in these programs.

EXHIBIT 10, PAGE 6

EXHIBIT 11

SIGNAGE GUIDELINES

[SEE 2 PAGES ATTACHED]

EXHIBIT 11, PAGE 1

EXHIBIT 12

MATTERS OF RECORD

1.              Real estate taxes not yet due and payable

2.              Matters shown on a survey entitled “King Street Properties, 113 Hartwell Avenue, Lexington, Massachusetts, ALTA/ACSM Land Title Survey Plan,” Scale 1” = 50’, dated 10/7/10, prepared by Kelly Engineering Group, Inc.

3.              Construction Mortgage and Security Agreement from Landlord to Eastern Bank in the original principal amount of $18,200,000 dated as of January 27, 2011 and filed with the Middlesex South Registry District of the Land Court (the “Registry”) as Document No. 1557629.

4.              Collateral Assignment of Leases and Rents between Landlord and Eastern Bank, its successors and/or assigns, as their interests may appear, dated as of January 27, 2011 and filed as Document No. 1557630.

5.              Easements set forth in Taking by the Northeastern Gas Transmission Company dated July 13, 1951 and recorded in Book 7772, Page 162.

6.              Rights and Easements set forth in Taking by the United States of America pursuant to Judgment in the United States Court for the District of Massachusetts (Civil Action 4-109-S) dated February 12, 1954, recorded in Book 8219, page 421.

7.              Rights and easements associated with the ditches as approximately shown on Plan filed in Registration Book 685, Page 171, at date of original decree (May 17, 1963).

8.              Notice of Variance/Special Permit dated September 14, 1967 issued by the Board of Appeals of the Town of Lexington to Thomas A. Rosse, Petitioner on behalf of the Trustees of Hartwell Avenue Realty Trust, Notice of which is dated October 26, 1967 and filed as Document No. 449467.

9.              Notice of Variance/Special Permit dated July 1, 1969 issued by the Board of Appeals of the Town of Lexington on Petition of Instrumentation Laboratory, Inc., Notice of which is dated July 24, 1969 and filed as Document No. 467983.

10.

EXHIBIT 12, PAGE 1

EXHIBIT 13

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (hereinafter, the “Agreement”) is made this              day of                       , 2013, by and among KING 113 HARTWELL LLC (hereinafter, the “Landlord” or “Borrower”), with an address of c/o King Street Properties, 255 Bear Hill Road, Waltham, MA  02451,   UNIQURE, INC. (hereinafter, the “Tenant”), with an address of 8 Amanda Lane, Weston, MA 02493, , and EASTERN BANK (hereinafter, the “Mortgagee”), with a principal place of business at 265 Franklin Street, Boston, Massachusetts 02110.

Introductory Provisions

A.                                    Mortgagee is relying on this Agreement as an inducement to Mortgagee in making and maintaining a loan (hereinafter, the “Loan”) secured by, among other things, a certain Construction Mortgage and Security Agreement dated as of January 27, 2011 and filed with the Middlesex South Registry District of the Land Court as Document No. 1557629 (hereinafter, the “Mortgage”) given by Borrower covering property commonly known as and numbered 113 Hartwell Avenue, Lexington, Middlesex County, Massachusetts (hereinafter, the “Property”).

B.                                    Tenant is the holder of and tenant under that certain lease (hereinafter, the “Lease”) dated July           , 2013, made with Landlord, covering certain premises (hereinafter, the “Demised Premises”) at the Property.

C.                                    Mortgagee requires, as a condition to the making and maintaining of the Loan, that the Mortgage be and remain superior to the Lease.

D.                                    Tenant requires, as a condition to the Lease being subordinate to the Mortgage, that its rights under the Lease be recognized.

E.                                     Mortgagee, Landlord, and Tenant desire to confirm their understanding with respect to the Mortgage and the Lease.

EXHIBIT 13, PAGE 1

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Mortgagee will rely hereon in making and maintaining the Loan, Mortgagee, Landlord, and Tenant agree as follows:

1.                                      The Lease is subordinate and inferior to the lien of the Mortgage and any renewal, substitution, extension or replacement thereof and each advance made thereunder as though said Mortgage, and each such renewal, substitution, extension or replacement were executed, recorded and the advance made before the execution of the Lease.

2.                                      So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed, (i) Tenant’s occupancy of the Demised Premises shall not be disturbed by Mortgagee, nor will Tenant’s rights under the Lease be impaired (except as expressly provided in this Agreement),  in the exercise of any of its rights under the Mortgage during the term of the Lease or any extension or renewal thereof, made in accordance with the terms of the Lease, and (ii) Mortgagee will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Mortgage.

3.                                      In the event any proceedings are brought for the foreclosure of the Mortgage, or if the Property or the Demised Premises are sold pursuant to the power of sale under the Mortgage, Tenant shall attorn to the purchaser upon any such foreclosure sale and shall recognize such purchaser thereafter as the Landlord under the Lease.  Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto.  Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage, or upon request of any such purchaser, (a) any reasonable instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment on the terms and conditions set forth in this Agreement, and (b) an estoppel certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that to the best of Tenant’s knowledge, no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4.                                      If Mortgagee shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Property, or the Demised Premises, upon any foreclosure of the Mortgage, Mortgagee or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be performed or observed that the Landlord had or would have had if Mortgagee or such purchaser had not succeeded to the interest of the present Landlord.  From and after any such attornment, Mortgagee or such purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Mortgagee, or such purchaser, have the same remedies against Mortgagee, or such purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Mortgagee or such purchaser had not succeeded to the interest of Landlord; provided, however, that Mortgagee or such purchaser shall only be bound during the period of its

EXHIBIT 13, PAGE 2

ownership, all Tenant claims shall be satisfied only out of the interest, if any, of Mortgagee or such purchaser in the Property, and Mortgagee and such purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord) provided, that, nothing in this clause (a) being deemed to relieve Mortgagee or any such purchaser of its continuing obligations as landlord under the Lease with respect to the period from and after the date of such succession; or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements therein (provided that nothing in this Agreement shall prohibit or delay Tenant from the exercise of its express remedies set forth in Section 3.4 of the Lease with respect to the Landlord’s Contribution (including to the extent affected by Section 3.5) and Section 3.2 of the Lease with respect to Landlord’s Work, regardless of when such remedies are triggered or whether the events giving rise to such remedies arose out of the act of Landlord prior to such succession); or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord) (other than offsets expressly provided for in the Lease); or (d) bound by any rent or additional rent which Tenant might have paid for more than one month in advance of the date due to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of any term of the Lease (other than amendments exercising the rights of Tenant that are expressly contemplated by the Lease, such as for extension or expansion) made without Mortgagee’s prior written consent, such consent not be unreasonably withheld, conditioned or delayed; or (f) bound by or responsible for any security deposit or prepaid rent not actually received by Mortgagee (Mortgagee acknowledging that, upon actual receipt thereof, it shall hold any cash Security Deposit under the Lease on the terms and conditions set forth in the Lease); or (g) liable for or incur any obligation with respect to any breach of warranties of any nature under the Lease or otherwise including without limitation any warranties respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (h) liable for consequential damages.

5.                                      Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of the Landlord under the Lease, or any subsequent Landlord, in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed.

6.                                      Tenant agrees to provide Mortgagee with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and that in the event of any default by the Landlord under the Lease, Tenant will take no action to terminate the Lease unless the default remains uncured for a period of thirty (30) days after written notice thereof shall have been mailed, postage prepaid, to Landlord at Landlord’s address, and to Mortgagee at its address stated in (or pursuant to) Section 7 below; provided, however, that if any such default is such that it reasonably cannot be cured within said thirty-day period, such period shall be extended for such additional period of time as shall be reasonably necessary for Mortgagee to obtain possession of the Property and to foreclose the Mortgage (but in any event not to exceed 180 days in the aggregate), if Mortgagee gives Tenant written notice of Mortgagee’s election to undertake the cure of the default within such 30 day period and if curative action (including, without limitation, action to obtain possession and foreclose) is instituted within such 30 day period and is thereafter diligently pursued.  Mortgagee shall have no obligation to cure any default under the Lease prior to the time that it succeeds to the interest of Landlord under the Lease. Nothing in this Section 6 shall be deemed to prohibit or delay Tenant from exercising its express termination rights under the Lease pursuant to Sections 9.5 [interruption], Article 15 [casualty/condemnation], and 3.2 [Landlord’s Work] thereunder on the terms and conditions contained therein.

7.                                      Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered by United States mail, registered or certified, postage fully prepaid, return receipt requested, or by recognized courier service addressed to the party to whom it is being given at its

EXHIBIT 13, PAGE 3

address set forth above, or such other address as such party may have specified theretofore by notice delivered in accordance with this sentence.  Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided. A copy of any notice to Tenant shall also be sent to DLA Piper LLP (US), 33 Arch Street, Boston, MA 02110, Attn: Geoff Howell, Esq. and a copy of any notice to Mortgagee shall also be sent to Martha S. Faigen, Esq., 3 Center Plaza, Boston, MA 02108.

8.                                      This Agreement may not be modified orally or in any manner than by an agreement in writing signed by the parties hereto or their respective successors in interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, successors and assigns, and any purchaser or purchasers at foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

9.                                      In the event the Mortgagee notifies Tenant of an Event of Default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Mortgagee, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease to the Mortgagee.  Landlord joins in this Agreement for the purpose of acknowledging that any payments to Mortgagee pursuant to this Section 9 shall be treated as payments of rent under the Lease, without any obligation of Tenant to verify the authenticity of such notice from Mortgagee.

10.                               Provided that there is no Event of Default under the Mortgage which is continuing, Mortgagee acknowledges and agrees that it shall permit the use of any insurance or condemnation proceeds by Landlord for the restoration of damage to the Premises or other Restoration Areas of the Property to the extent required by Article 15 of the Lease so long as Tenant is not in default under the Lease beyond applicable notice and cure periods.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

EXHIBIT 13, PAGE 4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal as of the date first above written.

MORTGAGEE:
EASTERN BANK

By:
Name:
Title:

TENANT:

uniQure, Inc.

By:
Name:
Title:

By:
Name:
Title:

LANDLORD

KING 113 HARTWELL LLC
By:	King Dickey LLC, its manager
	By:	King Street Properties
Investments LLC, its manager

By:

Name:
Title:

EXHIBIT 13, PAGE 5

COMMONWEALTH OF MASSACHUSETTS

                                 , ss.

On this date,                                       , 2013, before me, the undersigned notary public, personally appeared                                             -, the                                                    of King Street Properties Investments LLC, manager of King Dickey LLC, manager of King 113 Hartwell LLC, proved to me through satisfactory evidence of identification, which were                                                            to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, in such capacity.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

                                 , ss.

On this date,                                       , 2013, before me, the undersigned notary public, personally appeared                                           , the                                                of Eastern Bank, a corporation, proved to me through satisfactory evidence of identification, which were                                                            to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT 13, PAGE 6

COMMONWEALTH OF MASSACHUSETTS

                                 , ss.

On this date,                                       , 2013, before me, the undersigned notary public, personally appeared                                             -, the                                                    of                                                           , a                                                       proved to me through satisfactory evidence of identification, which were                                                            to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

                                 , ss.

On this date,                                       , 2013, before me, the undersigned notary public, personally appeared                                             -, the                                                    of                                                           , a                                                       proved to me through satisfactory evidence of identification, which were                                                            to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT 13, PAGE 7

King 113 Hartwell LLC, as Landlord under the Lease, and Mortgagor under the Mortgage, agrees for itself and its successors and assigns that:

The above agreement does not:

constitute a waiver by Mortgagee of any of its rights under the Mortgage or any of the other Loan documents; or

in any way release Mortgagor or Borrower from their obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Mortgage and other Loan documents;

The provisions of the Mortgage remain in full force and effect and must be complied with by Borrower; and

Following an Event of Default under the Mortgage, Tenant may pay all rent and other sums due under the Lease to Mortgagee as provided for above.

BORROWER/MORTGAGOR
KING 113 HARTWELL LLC
By:	King Dickey LLC, its manager
	By:	King Street Properties Investments LLC, its manager

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

                                 , ss.

On this date,                                       , 2013, before me, the undersigned notary public, personally appeared                                                           , the                                                      of King Street Properties Investments LLC, manager of King Dickey LLC, manager of King 113 Hartwell LLC, proved to me through satisfactory evidence of identification, which were                                                            to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose in such capacity.

Notary Public
My commission expires:

EXHIBIT 13, PAGE 8